EXHIBIT 2.1

EXECUTION VERSION

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
Baptista’s Bakery, Inc.,
5C Investments, LLC,
Nannette M. Gardetto 1994 Trust,
Nannette M. Gardetto
(solely for purposes of Section 11.18),
S-L Snacks National, LLC
and
Snyder’s-Lance, Inc.
(solely for purposes of Section 11.17)
May 6, 2014

i

EXHIBITS

Exhibit A – Indemnification Escrow Agreement
Exhibit B – Sample Working Capital
Exhibit C – Working Capital Escrow Agreement
Exhibit D – Purchase Price Allocation
Exhibit E – Personal Assets
Exhibit F – Form of Non-Competition Agreement
Exhibit G – CapEx Reimbursement Agreement

SCHEDULES

Schedule 1.1(a) – Record owners of Target Companies
Schedule 3.03 – Noncontravention
Schedule 3.04 – Capitalization
Schedule 3.07(a) – Financial Statements of BBI
Schedule 3.07(b) – Financial Statements of 5C Investments
Schedule 3.08 – Absence of Changes
Schedule 3.09 – Legal Compliance; Permits
Schedule 3.10 – Real Property
Schedule 3.12(a) – Registered Intellectual Property
Schedule 3.12(b) – Intellectual Property Licenses
Schedule 3.12(c) – Intellectual Property Rights
Schedule 3.12(d) – Intellectual Property Infringement
Schedule 3.12(e) – Intellectual Property Disputes
Schedule 3.13(a) – Contracts and Commitments
Schedule 3.13(b) – Material Contracts
Schedule 3.14 – Insurance
Schedule 3.15 – Litigation
Schedule 3.16(a) – Ownership of Assets
Schedule 3.17–Accounts Receivable
Schedule 3.18–Products
Schedule 3.19 – Inventory
Schedule 3.20(b) –Employees
Schedule 3.20(e) – Terminated Employees
Schedule 3.21(a) – Employee Benefit Plans
Schedule 3.21(b) – 401(a) Employee Benefit Plans
Schedule 3.21(f) – Obligations Under Employee Benefit Plans
Schedule 3.22 – Environmental Matters
Schedule 3.23 – Affiliate Transactions
Schedule 3.24 – Undisclosed Liabilities
Schedule 3.25 – Customers and Suppliers
Schedule 3.26 – Product Liability; Product Warranty
Schedule 3.27 – Indebtedness
Schedule 3.28 – Acceleration of Rights and Benefits
Schedule 3.29 – Bank Accounts
Schedule 7.12(b) – Community Support

v

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Stock and Membership Interest Purchase Agreement (this “Agreement”) is entered into as of May 6, 2014, by and among Baptista’s Bakery, Inc., a Wisconsin corporation (“BBI”), 5C Investments, LLC, a Wisconsin limited liability company (“5C Investments” and, together with BBI, the “Target Companies”), Nannette M. Gardetto 1994 Trust, a trust organized under the laws of the State of Wisconsin (the “Seller”), Nannette M. Gardetto, a resident of the State of Wisconsin (“Gardetto”) (solely for purposes of Section 11.18), S-L Snacks National, LLC, a North Carolina limited liability company (“Buyer”), and Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”) (solely for purposes of Section 11.17). Buyer, the Target Companies and the Seller are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”
WHEREAS, as of the date hereof, the Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock and membership interests of the Target Companies (the “Shares”), in each case, as set forth on Schedule 1.1(a) attached hereto;
WHEREAS, Buyer desires to acquire all of the Shares from the Seller, and the Seller desires to sell its Shares to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
“AAA Rules” has the meaning set forth in Section 11.15(a) (Arbitration).
“Accounting Firm” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment).
“Accounts Receivable” means all trade and other accounts receivable.
“Action” means any action, suit, charge, complaint, proceeding, investigation, audit or government order (excluding orders of general application).
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
“Agreement” has the meaning set forth in the preface above.
“Ancillary Documents” means the Indemnification Escrow Agreement, the Working Capital Escrow Agreement, the Non-Competition Agreement, the Retention and Severance Agreement, the Capital Expenditure Reimbursement Agreement and each other document, agreement, instrument and/or certificate to be executed in connection with the transactions contemplated hereby and thereby.
“Arbitration Information” has the meaning set forth in Section 11.15(c) (Arbitration).

“Assets” has the meaning set forth in Section 3.16(a) (Assets).
“Audited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Buyer” has the meaning set forth in the preface above.
“Buyer Guaranteed Obligations” has the meaning set forth in Section 11.17 (Parent Guaranty).
“Buyer Indemnified Party” has the meaning set forth in Section 10.02(a) (Indemnification by the Seller).
“Buyer Outside Date” has the meaning set forth in Section 9.01(f) (Termination).
“CapEx Reimbursement Amount” has the meaning set forth in the Capital Expenditure Reimbursement Agreement.
“Capital Expenditure Reimbursement Agreement” means that certain Capital Expenditure Reimbursement Agreement, dated as of the date hereof, by and among Buyer, Parent, the Target Companies and the Seller, the form of which is attached hereto as Exhibit G.
“Capitalization Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).
“Cash” means, as of any date of determination with respect to the Target Companies, all cash and cash equivalents reflected on the financial books of the Target Companies as of such time, determined on a combined basis (without duplication) in accordance with GAAP.
“Claim” has the meaning set forth in Section 11.15(a) (Arbitration).
“Closing” has the meaning set forth in Section 2.03 (The Closing).
“Closing Balance Sheet” has the meaning set forth in Section 2.06(a) (Post Closing Adjustment).
“Closing Certificate” has the meaning set forth in Section 2.05 (Closing Certificate).
“Closing Consideration” has the meaning set forth in Section 2.01 (Closing Consideration; Purchase and Sale of the Shares).
“Closing Date” has the meaning set forth in Section 2.03 (The Closing).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially reasonable efforts” shall have the meaning set forth in Section 6.02(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Snyder’s-Lance, Inc. and BBI dated as of October 2, 2013.
“Contract-Manufactured Products” has the meaning set forth in Section 3.18 (Products).
“Damages” has the meaning set forth in Section 10.02(a) (Indemnification by the Seller).
“De Minimis Amount” has the meaning set forth in Section 10.04(a) (Individual Claim Threshold).
“Deductible Amount” has the meaning set forth in Section 10.04(b) (Deductible Amount).
“Disclosing Party” has the meaning set forth in Section 11.15(d) (Arbitration).
“Disclosure Schedules” has the meaning set forth in Section 11.14 (Disclosure Schedules).
“Dispute Notice” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any other plan, program, policy, agreement or arrangement providing for employment, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, equity awards, performance awards, stock or stock-related awards, vacation, medical, health and welfare, disability, death or material fringe benefits or other material benefits relating to employees of the Target Companies that any of the Target Companies sponsors, maintains, or contributes to.
“Enterprise Value” has the meaning set forth in Section 2.01 (Closing Consideration; Purchase and Sale of the Shares).
“Environmental Requirements” means all Laws concerning pollution or protection of the environment or human health (as human health relates to exposure to Hazardous Substances), including all those relating to the presence, use, production, generation, management, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, including any hazardous materials, substances or wastes.
“Error of Law” has the meaning set forth in Section 11.15(c) (Arbitration).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank NA, or any other Person mutually agreed upon by Buyer and the Seller to serve as agent pursuant to the terms of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement.
“Estimated Cash” means the estimated Cash of the Target Companies as of 11:59 p.m. Central time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).
“Estimated Closing Calculation” has the meaning set forth in Section 2.05 (Closing Certificate).

“Estimated Indebtedness” means the estimated Indebtedness of the Target Companies as of 11:59 p.m. Central time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).
“Estimated Working Capital” means the estimated Working Capital of the Target Companies as of 11:59 p.m. Central time on the Closing Date, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate). Any asset or liability included in the calculation of Estimated Indebtedness, Estimated Cash or Transaction Expenses will not be included in the calculation of Estimated Working Capital, so that the calculation of Estimated Working Capital does not double count any asset or liability that is also included in Estimated Indebtedness, Estimated Cash or Transaction Expenses.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Mortgage” has the meaning set forth in Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).
“FDA” means the United States Food and Drug Administration.
“Final Adjustment Amount” has the meaning set forth in Section 2.06(c) (Post Closing Adjustment).
“Final Cash” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment).
“Final Consideration” means (a) Enterprise Value, plus (b) Final Cash, minus (c) Final Indebtedness, plus (d) the amount, if any, by which Final Working Capital is greater than the Maximum Target Net Working Capital, minus (e) the amount, if any, by which the Final Working Capital is less than the Minimum Target Working Capital.
“Final Indebtedness” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment).
“Final Working Capital” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment.
“Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).
“Food and Drug Act” has the meaning set forth in Section 3.18 (Products).
“Food Laws” has the meaning set forth in Section 3.18 (Products).
“Fundamental Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied by the Target Companies, taking into account and acknowledging that any combination of the financial statements of BBI and 5C Investments is not GAAP and any reference to such combination being in accordance with GAAP will be disregarded for purposes of this Agreement.
“Gardetto” has the meaning set forth in the preamble above.

“General Survival Date” means the first anniversary of the Closing Date.
“Governmental Authority” means any federal, state, local, foreign, or other government, including any governmental or quasi-governmental authority of any nature, such as a governmental agency, bureau, branch, department, subdivision, official, or entity. This term also includes any court or other tribunal and any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Substance” means any substance, material or waste that is classified, limited or regulated under any Environmental Requirement as hazardous, toxic, a contaminant or a pollutant, including asbestos, polychlorinated biphenyls, petroleum and petroleum products, and radioactive substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filing Package” has the meaning set forth in Section 6.02(b) (Notices and Consents).
“Improvements” has the meaning set forth in Section 3.10(b) (Real Property).
“Income Tax” means all Taxes based upon, measured by or calculated with respect to gross or net income or profits, however denominated, including any franchise Taxes imposed in lieu of income Taxes and including any interest, fines, penalties, assessments, deficiencies or additions thereto, whether disputed or not.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means, with respect to any Person at the specified date, without duplication, the aggregate amount of: (i) all monetary obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all monetary obligations of such Person to pay the deferred purchase price of property or services recorded on the books of the Target Companies (including any seller notes, earnout payments or similar obligations, whether or not matured), except for (A) trade and similar accounts payable and accrued expenses arising in the Ordinary Course of Business consistent with past practice and not past due, (B) employee compensation and other obligations arising from employee payroll, benefit programs and agreements or other similar employment arrangements payable at times, and in amounts, in the Ordinary Course of Business consistent with past practice and not past due and (C) obligations in respect of customer advances received in the Ordinary Course of Business consistent with past practice and not past due; (iv) all monetary obligations of such Person to guarantee another Person’s Indebtedness; (v) all monetary obligations secured by a Lien (other than Permitted Liens) existing on any Real Property or Assets; (vi) all monetary obligations in respect of letters of credit, to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn), and bankers’ acceptances issued for the account of such Person; (vii) net payment obligations incurred by such Person pursuant to any interest rate hedging, swap or similar arrangement, excluding any commodities hedges, swaps and/or forward purchase agreements; (viii) all monetary obligations of such Person as lessee under leases that have been recorded as capital leases in accordance with GAAP, excluding the Real Property leases between BBI and 5C Investments and BBI and TI Investors of Franklin LLC; (ix) any monetary loan obligation that would be required to be capitalized in accordance with GAAP; (x) all indebtedness created or arising under the conditional sale or other title retention agreement with respect to property acquired by such Person; (xi) all monetary obligations of such Person to pay to its directors, officers and employees severance payments, sale bonuses, retention payments, deferred compensation and other change of control or similar payment obligations, in each case, in existence on the

Closing Date and solely to the extent due and payable by any Target Company as a result of the consummation of the transactions contemplated by this Agreement, including those set forth in Item (iii) of Schedule 3.13(a) (and to the extent not included in the definition of “Transaction Expenses” but excluding any such amounts resulting from the actions of Buyer or the Target Companies after the Closing Date); (xii) those additional monetary obligations (if any) not covered above and set forth on Schedule 3.27 (but only to the extent such obligations are not included in the Transaction Expenses to be paid under Section 2.02(c) and exist on the Closing Date); and (xii) any accrued interest, prepayment premiums, fees, expenses or penalties related to payment of any of the foregoing. Notwithstanding anything else to the contrary, Indebtedness shall exclude any liabilities or obligations included in the determination of the CapEx Reimbursement Amount or Working Capital and any intercompany liabilities or obligations between BBI and 5C Investments. For the avoidance of doubt, Indebtedness of the Target Companies as of March 29, 2014 is defined and set forth on Schedule 3.27.
“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit A attached hereto.
“Indemnification Escrow Funds” means $9,750,000.
“Indemnified Party” has the meaning set forth in Section 10.04(d) (Limitations).
“Indemnifying Party” has the meaning set forth in Section 10.04(d) (Limitations).
“Indemnity Cap” has the meaning set forth in Section 10.04(c) (Indemnity Cap).
“Independent Contractor” means an individual providing service as an independent contractor as determined for employment purposes by the Internal Revenue Service.
“Intellectual Property Representation” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).
“Intellectual Property Rights” means (i) patented and patentable designs and inventions, patents and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations, and all foreign patent rights including the right to claim priority to a patent or patent application covered by this Agreement; (ii) trademarks, service marks, brand names, logos, trade dress, trade names, corporate names, company names, fictitious business names, and other proprietary indicia of the source of goods and services, whether registered or unregistered, together with all of the goodwill associated therewith; (iii) original works of authorship in any medium of expression, whether or not published, and all copyrights (whether registered or unregistered); (iv) confidential information protectable by applicable Laws, including recipes, formulas, designs, devices, technology, know-how, research and development, specifications, new product concepts, records of inventions and test and other information, inventions, methods, processes, compositions, market surveys and marketing know how and other trade secrets, whether or not patentable; (v) internet domain names (whether or not trademarks) registered in any top-level domain by any authorized private registrar or Governmental Authority; and (vi) all registrations, and applications for registration, of any of the rights referred to in clauses (i) through (iii) and (v) above in the United States and foreign countries and all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any of the foregoing, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit in any country.

“Inventory” means all inventories of any Target Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, packaging materials, goods in transit, products under research and development, demonstration equipment, displays and racks (but, with respect to point of sale materials, displays and racks, only to the extent located at the Real Property as of the Closing Date) and inventory on consignment; provided, that with respect to all finished goods inventory, such finished goods inventory shall only be deemed “Inventory” (and all other such finished goods inventory shall be excluded from the definition of “Inventory”) if it has a manufacturing date of 90 days less prior to the Closing Date.
“Item of Dispute” has the meaning set forth in Section 2.06(b) (Post Closing Adjustment).
“Knowledge” means, with respect to the Target Companies and the Seller, the actual knowledge after review of this Agreement and the Disclosure Schedules of Gardetto, Thomas Howe, John Susko, Jon Becker, Ralph Williams, Neil Stockman and Kay Kawa Terry, and the actual knowledge such individuals would have had after reasonable inquiry.
“Law” means any law, statute, rule, regulation, ordinance, administrative guidance, treaty, common law, judgment, order, directive or other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.
“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which any of the Target Companies holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.
“Lien” means any mortgage, pledge, lien, charge, transfer restriction, right of first refusal, preemptive right, encumbrance or other security interest of any nature whatsoever.
“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Target Companies, taken as a whole, or on the ability of the Seller to consummate the transactions contemplated by this Agreement, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (i) general business or economic conditions affecting the industry or industries in which the Target Companies operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism involving the United States; (iii) the disclosure of the fact that Buyer (or Parent) is the prospective acquirer of the Target Companies; (iv) the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby; (v) any changes in Law or GAAP; (vi) any adverse change in or effect on the Target Companies that is caused by any delay in consummating the Closing to the extent arising as a result of any violation or breach by Buyer (or Parent) of any covenant, representation or warranty contained in this Agreement; or (vii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Target Companies with its customers, suppliers lessors or licensors; provided, however, that any change, effect, event, circumstance, occurrence or state of facts referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change, effect, event, circumstance, occurrence or state of facts has a materially disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.13(b) (Contracts and Commitments).
“Material License Agreements” has the meaning set forth in Section 3.12(b) (Intellectual Property).
“Material Update” has the meaning set forth in Section 6.04 (Supplemental Schedules).
“Maximum Target Working Capital” means an amount equal to $7,600,000.
“Minimum Target Working Capital” means an amount equal to $7,200,000.
“Non-Competition Agreement” means the Non-Competition Agreement, dated as of the date hereof, by and between Buyer and Gardetto, the form of which is attached hereto as Exhibit F.
“Ordinary Course of Business” means the ordinary course of business of the Target Companies, consistent with past practice and custom, including any actions consistent with Exhibit A to the Capital Expenditure Reimbursement Agreement.
“Parent” has the meaning set forth in the preface above.
“Party” and “Parties” have the meanings set forth in the preface above.
“Payoff Letters” has the meaning set forth in Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).
“Per Diem Taxes” has the meaning set forth in Section 7.09(d)(vi) (Straddle Period).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights issued by Governmental Authorities.
“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings (which proceedings have been disclosed in writing to Buyer); (ii) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar statutory Liens incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business, operation or condition of any property so encumbered or which are being contested in good faith by appropriate proceedings (and which contest has been disclosed in writing to Buyer); (iii) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated in any material respect by the current use or occupancy of such Real Property or the operation of any of the Target Companies; (iv) purchase money Liens securing rental payments under capital lease arrangements which will remain in effect after the Closing; (v) licenses and sublicenses of Intellectual Property Rights which have been disclosed (or are not required to be disclosed) on Schedule 3.12(b); (vi) easements, covenants, conditions, rights-of-way, restrictions, encroachments and other similar charges and encumbrances of record, none of which interfere materially with the ordinary conduct of the Target Companies or detract materially from the use, occupancy, value or marketability of title of the Assets subject thereto or the Real Property; and (vii) other non-monetary Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness, in each case that do not, individually or in the aggregate, materially and adversely affect the value of or materially restrict or impair the use by the Target Companies of the property subject thereto or affected thereby. For the avoidance of doubt, the term “Permitted Liens” expressly excludes any Liens related to the Indebtedness, including the Existing Mortgage.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Proposed Adjustment Amount” has the meaning set forth in Section 2.06(a) (Post Closing Adjustment).
“Protected Information” has the meaning set forth in Section 7.06(d).
“Real Property” has the meaning set forth in Section 3.10(a) (Real Property).
“Reference Balance Sheet Date” means December 28, 2013.
“Registered IP” means issued patents, registered copyrights and registered trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing, and internet domain names registered under the authority of any Governmental Authority or any authorized private registrar.
“Release Claims” has the meaning set forth in Section 11.19(a) (Release by the Seller; Covenant Not To Sue).
“Representative” means, with respect to any Person, such Person’s directors, officers, general partners, members, stockholders, managers, trustees, employees, Independent Contractors, agents, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.
“Retention and Severance Agreement” means that certain Retention Agreement, dated as of the date hereof, by and between BBI and Thomas Howe.
“Sample Working Capital” has the meaning set forth in the definition of “Working Capital.”
“Section 338(h)(10) Election” has the meaning set forth in Section 7.09(b) (Section 338(h)(10) Election).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preface above.
“Seller Excluded Claims” has the meaning set forth in Section 11.19(b) (Release by the Seller; Covenant Not To Sue).
“Seller Guaranteed Obligations” has the meaning set forth in Section 11.18 (Gardetto Guaranty).

“Seller Indemnified Party” has the meaning set forth in Section 10.03 (Indemnification by Buyer).
“Seller Indemnifying Party” means the Seller.
“Seller Parties” means the Seller and Gardetto.
“Seller Related Parties” has the meaning set forth in Section 11.19(a) (Release by the Seller; Covenant Not To Sue).
“Seller Release” has the meaning set forth in Section 11.19(a) (Release by the Seller; Covenant Not To Sue).
“Seller Released Parties” has the meaning set forth in Section 11.20(a) (Release by the Target Companies; Covenant Not to Sue)
“Seller Outside Date” has the meaning set forth in Section 9.01(e) (Termination).
“Shares” has the meaning set forth in the recitals above.
“Snack Factory” means Snack Factory, LLC.
“Straddle Period” has the meaning set forth in Section 7.09(d)(vi) (Straddle Period).
“Straddle Period Return” means a Tax Return with respect to a Straddle Period.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Target Companies” has the meaning set forth in the preface above.
“Target Companies Charter Documents” has the meaning set forth in Section 3.02(a) (Authorization of Transaction; Binding Effect).
“Target Company Excluded Claims” has the meaning set forth in Section 11.20(b) (Release by the Target Companies; Covenant Not to Sue).
“Target Company Related Parties” has the meaning set forth in Section 11.20(a) (Release by the Target Companies; Covenant Not to Sue).
“Target Company Release” has the meaning set forth in Section 11.20(a) (Release by the Target Companies; Covenant Not to Sue).

“Target Company Released Parties” has the meaning set forth in Section 11.19(a) (Release by the Seller; Covenant Not To Sue).
“Tax” and “Taxes” means (i) any U.S. federal, state, local and foreign taxes, fees, levies or other similar assessments (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes), however denominated, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and in respect of each and every of the foregoing, including any interest, fines, penalties, assessments, deficiencies or additions thereto, whether disputed or not, or (ii) any liability for an item described in clause (i) of another Person that is imposed on a Target Company, whether pursuant to any applicable Law, as a transferee or successor, by contract or otherwise. For the avoidance of doubt, “Tax” and “Taxes” shall exclude any utility (e.g., water or sewer) charges or fees.
“Tax Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 10.06 (Procedures for Third-Party Claims).
“Top 5 Suppliers” has the meaning set forth in Section 3.25 (Customers and Suppliers).
“Top 10 Customers” has the meaning set forth in Section 3.25 (Customers and Suppliers).
“Transaction Expenses” means (i) all fees and expenses of the Seller and the Target Companies incurred in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby (excluding any fees or expenses associated with or relating to the Buyer’s financing but including any fees and expenses incurred during the Seller’s and the Target Companies’ previous discussions with potential acquirors of the Target Companies prior to the date hereof); (ii) all obligations of the Target Companies to pay to their respective directors, officers and employees severance payments, sale bonuses, retention payments, deferred compensation and other change of control or similar obligations, in each case, in existence on the Closing Date and solely to the extent due and payable by any Target Company as a result of the consummation of the transactions contemplated by this Agreement, including those set forth in Item (iii) of Schedule 3.13(a) (but excluding any such amounts resulting from the actions of Buyer or the Target Companies after the Closing Date); and (iii) any employer-paid employment or payroll Taxes payable in respect of any items above. Notwithstanding the foregoing, “Transaction Expenses” shall exclude all amounts paid by the Target Companies at or prior to the Closing.
“Transaction Tax Deductions” shall have the meaning set forth in Section 7.09(d) (Tax Returns).
“Transfer Taxes” has the meaning set forth in Section 7.09(e) (Transfer Taxes).

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).
“Updating Party” has the meaning set forth in Section 6.04 (Supplemental Schedules).
“USDA” means the United States Department of Agriculture.
“Valuation Firm” has the meaning set forth in Section 7.09(a) (Purchase Price Allocation).
“WARN Act” has the meaning set forth in Section 3.20(e) (Labor Matters).
“Working Capital” means, as of any date of determination, the difference between (i) the current Assets of the Target Companies as of such date, including Accounts Receivable, net Inventories, prepaid expenses and other current Assets, and (ii) the current liabilities of the Target Companies as of such date, including accounts payable and accrued expenses, in the case of each of clauses (i) and (ii), determined on a combined basis (without duplication) in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements (subject to the exceptions set forth on Schedule 3.07(a), if any) and in each case on the same basis as used in computing the Sample Working Capital set forth on Exhibit B (“Sample Working Capital”); provided that any Asset or liability included in the calculation of the CapEx Reimbursement Amount, Indebtedness, Cash or Transaction Expenses, as of any date of determination, will not be included in the calculation of Working Capital, as of such date, so that the calculation of Working Capital does not double count any Asset or liability that is also included in the CapEx Reimbursement Amount, Indebtedness, Cash or Transaction Expenses. In addition, any Tax asset, Tax liability or Transfer Taxes, as of any date of determination, will not be included in the calculation of Working Capital as of such date.
“Working Capital Escrow Agreement” means the Working Capital Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit C attached hereto.
“Working Capital Escrow Funds” means $250,000.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Closing Consideration; Purchase and Sale of the Shares. The initial aggregate purchase price for all of the Shares shall be (a) $195,000,000 (the “Enterprise Value”), plus (b) Estimated Cash, minus (c) Estimated Indebtedness, plus (d) the amount, if any, by which Estimated Working Capital is greater than the Maximum Target Net Working Capital, minus (e) the amount, if any, by which the Estimated Working Capital is less than the Minimum Target Working Capital (collectively, clauses (a) through (e), the “Closing Consideration”). On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Closing Consideration by Buyer in accordance with Section 2.02 (Payment of Closing Consideration, Indebtedness and Transaction Expenses), Buyer shall purchase and accept from the Seller, and the Seller shall sell, transfer, assign and deliver to Buyer, all of the Shares held by the Seller free and clear of all Liens, except restrictions under applicable securities Laws.
Section 2.02    Payment of Closing Consideration, Indebtedness and Transaction Expenses.

(a)    At the Closing, Buyer shall pay to the Seller, by wire transfer of immediately available funds from Buyer to an account designated in writing by the Seller (such account to be designated at least two (2) Business Days prior to the Closing Date), an amount equal to (i) the Closing Consideration, minus (ii) the Indemnification Escrow Funds, minus (iii) the Working Capital Escrow Funds.
(b)    At the Closing, Buyer shall pay to the Escrow Agent an amount equal to the Indemnification Escrow Funds plus the Working Capital Escrow Funds, which amount shall be deposited and held by the Escrow Agent pursuant to the terms and conditions of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, as applicable.
(c)    At the Closing, Buyer shall repay, or cause to be repaid, all Estimated Indebtedness and, following receipt of the Closing Consideration, the Seller shall pay all Transaction Expenses not previously paid by the Target Companies. In order to facilitate such repayment of Estimated Indebtedness, the Target Companies shall obtain payoff letters for all Estimated Indebtedness owed by the Target Companies as of the Closing Date (“Payoff Letters”), which Payoff Letters shall indicate that the lenders have agreed to release all Liens in respect of such Indebtedness relating to the Assets and Real Properties of the Target Companies immediately upon receipt of the amounts indicated in such Payoff Letters. The Parties acknowledge that the Indebtedness of the Target Companies as of the Closing Date and the Transaction Expenses are obligations of the Target Companies incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Indebtedness by Buyer and Transaction Expenses by the Seller, in each case, on behalf of the Target Companies on the Closing Date is being made for convenience only. Without limiting the generality of the foregoing, promptly following the Closing, the Target Companies shall cause the release of record of that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated November 30, 2011, and recorded in the Office of the Register of Deeds of Milwaukee County, Wisconsin as Document Number 10061305 (as amended) (the “Existing Mortgage”).
Section 2.03    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Central time on the Closing Date.
Section 2.04    Deliveries at the Closing. At the Closing, the Parties shall deliver or pay, or cause to be delivered or paid, each of the following:
(a)    Buyer and the Seller shall make the payments to be made by them pursuant to Section 2.02(a), Section 2.02(b) and Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses), as applicable.
(b)    The Seller shall deliver to Buyer certificates representing all of the outstanding BBI Shares, together with one or more duly executed assignments or other instruments of transfer with respect to the transfer of all of the Shares held by the Seller.
(c)    The Seller shall deliver an appropriate FIRPTA certification pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(d)    The Seller shall provide a properly completed and executed IRS Form 8023 and any other forms and documents necessary to make the Section 338(h)(10) Election for BBI.
(e)    The Seller shall deliver, or cause to be delivered, to Buyer the following documents:
(i)    the minute books, the stock certificate books and the stock ledger of each Target Company (or similar records for limited liability companies and other unincorporated entities), to the extent existing and in the possession of a Target Company;
(ii)    the Non-Competition Agreement;
(iii)    the Retention and Severance Agreement;
(iv)    an opinion with respect to the Seller’s power, authority and equity ownership from counsel to the Seller, in form and substance mutually acceptable to Buyer and the Seller;
(v)    the Capital Expenditure Reimbursement Agreement;
(vi)    the Indemnification Escrow Agreement;
(vii)     the Working Capital Escrow Agreement;
(viii)    the Payoff Letters;
(ix)    all such Lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Liens on the Assets of the Target Companies that are not Permitted Liens and that are not included in the Payoff Letters;
(x)    signed resignations of each director, officer and manager of each Target Company;
(xi)    a certificate executed by an officer of each of the Target Companies and the Seller, dated as of the Closing Date, stating that the closing conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied; and
(xii)    such other documents, instruments or agreements as may reasonably be requested by Buyer, in each case duly executed and delivered by the Target Companies, the Seller or any other Person, as applicable to effect the transactions contemplated hereby.
(f)    Buyer shall deliver, or cause to be delivered, to the Target Companies and the Seller the following documents:
(i)    the Non-Competition Agreement;
(ii)    the Retention and Severance Agreement;
(iii)    the Capital Expenditure Reimbursement Agreement;
(iv)    the CapEx Reimbursement Amount;

(v)    the Indemnification Escrow Agreement;
(vi)     the Working Capital Escrow Agreement;
(vii)    a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that the closing conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied;
(viii)    evidence of the fully-paid insurance policy described in Section 7.07(b); and
(ix)    such other documents, instruments or agreements as may reasonably be requested by the Seller, in each case duly executed and delivered by the Buyer or any other Person, as applicable to effect the transactions contemplated hereby.
Section 2.05    Closing Certificate. At least three (3) Business Days prior to the Closing, the Seller shall deliver, or shall have delivered, to Buyer a definitive closing payment schedule (the “Closing Certificate”), duly certified by an officer of the Target Companies as setting forth a good faith determination of the CapEx Reimbursement Amount, Estimated Cash, Estimated Indebtedness, Estimated Working Capital and Closing Consideration (each, an “Estimated Closing Calculation” and, collectively, the “Estimated Closing Calculations”), in each case together with reasonably detailed supporting documentation. The Estimated Closing Calculations shall be determined on a combined basis (without duplication) in accordance with this Agreement and the Capital Expenditure Reimbursement Agreement, GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements (subject to the exceptions set forth on Schedule 3.07(a), if any) and the Sample Working Capital, as applicable. At the request and expense of Buyer, the Seller shall cause the Target Companies to perform, jointly with Buyer or its Representatives, a physical count of the Inventory of the Target Companies as of a date or dates prior to the Closing mutually agreeable to Buyer and the Seller. Prior to the Closing, Buyer shall be entitled to review, comment on and request reasonable changes to the Closing Certificate, and the Target Companies shall cooperate with Buyer and its representatives in connection with Buyer’s efforts to review and comment on the Closing Certificate. Prior to the Closing, the Seller shall consider Buyer’s proposed changes to the Closing Certificate in good faith; provided, however, that if the Parties cannot mutually agree on the Closing Certificate prior to the Closing, then Seller’s Closing Certificate shall be accepted and used for purposes of Closing, subject to the Dispute resolution provisions of Section 2.06(b).
Section 2.06    Post-Closing Adjustment.
(a)    Promptly, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller a balance sheet of the Target Companies (the “Closing Balance Sheet”), which shall reflect Buyer’s determination of (i) each Estimated Closing Calculation, in each case determined on a combined basis (without duplication) in accordance with this Agreement and the Capital Expenditure Reimbursement Agreement, GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements (subject to the exceptions set forth on Schedule 3.07(a), if any) and the Sample Working Capital, as applicable, and (ii) the Proposed Adjustment Amount, in each case of clause (i) and (ii), together with such detail and supporting documentation as shall be reasonably acceptable to the Seller. The “Proposed Adjustment Amount” shall be equal to (which may be a positive or negative number) Buyer’s determination of Closing Consideration as set forth on the Closing Balance Sheet delivered pursuant to this Section 2.06(a) minus the

Seller’s determination of Closing Consideration as set forth in the Closing Certificate delivered pursuant to Section 2.05 (Closing Certificate).
(b)    If the Seller disagrees with Buyer’s determination of any Estimated Closing Calculation or the Proposed Adjustment Amount, in each case as reflected on the Closing Balance Sheet, the Seller may, within thirty (30) days after receipt of the Closing Balance Sheet, deliver a written notice (the “Dispute Notice”) to Buyer setting forth the Seller’s calculation of each disputed amount (each an “Item of Dispute”). In preparing such Dispute Notice, the Seller and its Representatives shall have access to all items and employees reasonably requested by the Seller related to the Closing Balance Sheet. If Buyer does not receive a Dispute Notice within thirty (30) days after receipt by the Seller of the Closing Balance Sheet, the Closing Balance Sheet shall be conclusive and binding upon each of the Parties. If Buyer receives a Dispute Notice from the Seller within thirty (30) days after receipt by the Seller of the Closing Balance Sheet, Buyer and the Seller shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after delivery by the Seller of the Dispute Notice, Buyer and the Seller shall jointly retain Deloitte LLP or an independent accounting firm of recognized national standing (the “Accounting Firm”) to resolve such remaining disagreement. If Buyer and the Seller are unable to agree on the choice of the Accounting Firm, then the Accounting Firm shall be a nationally recognized accounting firm selected by lot (after each of Buyer and the Seller has submitted two proposed firms and then excluded one firm designated by the other party). Buyer and the Seller shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Buyer, the Target Companies and their respective Representatives shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable, including the provision by Buyer and the Target Companies of all books and records and work papers (including those of accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the Accounting Firm or the Seller. In addition, Buyer and the Seller shall each have the right to submit such information as such Party deems advisable to the Accounting Firm for its consideration in evaluating each unresolved Item of Dispute. The Accounting Firm shall consider only those items and amounts that were set forth in the Closing Balance Sheet and the Dispute Notice and that remain unresolved by Buyer and the Seller. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Person, or less than the smallest value for such item claimed by either Party, as set forth in the Closing Balance Sheet and the Dispute Notice. The Accounting Firm’s determination(s) shall be based upon the definitions of each Estimated Closing Calculation (as applicable) included in this Agreement. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.06, shall be made in the capacity as an expert (and not an arbitrator) and shall be conclusive and binding upon each of the Parties, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall provide a determination of the “Final Adjustment Amount,” which shall be equal to (which may be a positive or negative number) the Accounting Firm’s determination of Closing Consideration pursuant to this Section 2.06 minus the Seller’s determination of Closing Consideration set forth in the Closing Certificate delivered pursuant to Section 2.05 (Closing Certificate). The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. Cash, Indebtedness and Working Capital, in each case as finally determined pursuant to this Section 2.06, are referred to herein as “Final Cash,” “Final Indebtedness” and “Final Working Capital” respectively.
(c)    The “Final Adjustment Amount,” which may be a positive or negative number, shall be equal to (i) the amount agreed to as the Final Adjustment Amount at any time in writing by Buyer and the Seller; (ii) if a Closing Balance Sheet is not delivered by Buyer within the time period required by Section 2.06(a), $0; (iii) if a Dispute Notice is not delivered by the Seller to Buyer within the time period required by Section 2.06(b), the Proposed Adjustment Amount set forth in the Closing Balance Sheet; or (iv) the Final Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.06.
(d)    Payments. Within five (5) days after the determination of the Final Adjustment Amount, (i) if the Final Adjustment Amount is a positive number, Buyer shall pay (or cause to be paid) to the account(s) designated in writing by the Seller an amount in cash equal to the Final Adjustment Amount and the Parties shall direct the Escrow Agent to pay all of the Working Capital Escrow Funds to the account(s) designated in writing by the Seller; (ii) if the Final Adjustment Amount is a negative number, (x) the Parties shall direct the Escrow Agent to pay to the account designated in writing by Buyer an amount in cash from the Working Capital Escrow Funds equal to the lesser of the Final Adjustment Amount and the Working Capital Escrow Funds, and (y) if the Final Adjustment Amount exceeds the Working Capital Escrow Funds, the Seller shall pay to the account(s) designated in writing by Buyer an amount in cash equal to the amount by which the Final Adjustment Amount exceeds the Working Capital Escrow Funds; and (iii) if the Working Capital Escrow Funds exceed the Final Adjustment Amount, the Parties shall direct the Escrow Agent to pay to the account(s) designated in writing by the Seller the amount by which the Working Capital Escrow Funds exceeds the Final Adjustment Amount. Any payments made pursuant to this Section 2.06(d) shall be treated as an adjustment to the Closing Consideration by the Parties for Tax purposes, unless otherwise required by Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES
As a material inducement to Buyer to enter into this Agreement, the Target Companies represent and warrant to Buyer, as of the date hereof, as follows:
Section 3.01    Organization of the Target Companies. Each of the Target Companies is a corporation or limited liability company duly organized and validly existing under the Laws of the state of its jurisdiction of organization, has filed an annual report within its most recently completed report year and has not filed articles of dissolution. Each of the Target Companies is duly qualified or licensed as a foreign corporation or limited liability company to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification or licensure necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02    Authorization of Transaction; Binding Effect.
(a)    Each of the Target Companies has full corporate or limited liability company power and authority to own, lease and operate its Assets and to carry on its business as is presently conducted. Each of the Target Companies has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents by the applicable Target Companies and the performance by the applicable Target Companies of their obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each of the Target Companies has made available to Buyer true, complete and correct copies of its limited liability company agreement, articles of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement (“Target Companies Charter Documents”).
(b)    This Agreement has been duly executed and delivered by the Target Companies and constitutes the valid and legally binding obligation of the Target Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which any Target Company is a party will have been duly executed and delivered by such Target Company and will constitute the valid and legally binding obligation of such Target Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 3.03    Noncontravention. Except as set forth on Schedule 3.03, neither the execution and delivery of this Agreement or the Ancillary Documents to which any Target Company is party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Target Companies Charter Documents; (ii) assuming compliance by the Seller with Section 4.02 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which the Target Companies are subject; (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Material Contract; or (iv) result in the creation of any Lien upon any of the material Assets or Real Properties of any Target Companies (other than Permitted Liens or Liens that will be released at Closing). Except for the notification requirements under the HSR Act, the execution and delivery of this Agreement and the Ancillary Documents by the Target Companies, as well as the consummation by the Target Companies of the transactions contemplated hereby or thereby, do not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.
Section 3.04    Capitalization. The entire authorized, issued and outstanding capital stock of BBI and the issued and outstanding membership interests of 5C Investments, in each case as of the date hereof, are set forth on Schedule 3.04. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, non-assessable and, as of the date hereof, are held beneficially and of record by the Seller as set forth on Schedule 1.1(a). Except as set forth on Schedule 3.04, there is no contract, agreement or other arrangement pursuant to which any of the Target Companies has granted any warrant, right, option, conversion privilege, stock purchase plan, put, call, preemptive right, right of first refusal, commitment or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or its membership interests or other securities convertible into or exchangeable for capital stock or membership interests of any of the Target Companies (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no equity securities of the Target Companies reserved for issuance for any purpose. Except as set forth in the Target Companies Charter Documents and the organizational documents of the Seller, there are no agreements, arrangements, proxies or understandings that restrict or otherwise affect voting or transfer of any of the equity securities of the Target Companies. None of the Shares were issued in violation of any preemptive rights of any Person, the Securities Act, or any other applicable Law.
Section 3.05    Subsidiaries. On the date hereof, neither Target Company has any Subsidiaries. On the Closing Date, the Target Companies will not, directly or indirectly, (i) have any Subsidiaries or (ii) own, or have any contract to own, the capital stock, membership interests or other equity securities of any Person or (iii) control all or substantially all of the management policies of any Person.

Section 3.06    Broker’s Fees. Except for the fees, commissions and expenses of Strategic Solutions, LLC and William Blair & Company, L.L.C., the Target Companies do not have any liability or obligation to pay any fees, commissions or expenses to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Any such fee, commission or expenses that may be due to Strategic Solutions, LLC or William Blair & Company, L.L.C. shall constitute a Transaction Expense.
Section 3.07    Financial Statements; Books and Records.
(a)    Schedule 3.07(a) sets forth true, correct and complete copies of: (i) the audited balance sheet of BBI as of December 29, 2012 and December 28, 2013 and the related statements of income, changes in shareholders’ equity and cash flow for the fiscal years ended on such dates (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of BBI as of March 29, 2014 and the related statements of income and cash flow for the three-month period ended on such date (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.07(a), the Financial Statements (x) present fairly the financial condition, assets and liabilities of BBI and the results of operations and changes in financial condition of BBI as of the respective dates thereof and for the periods covered thereby in all material respects and (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements, to the exclusion of footnotes, normal year-end adjustments and other presentation items, which year-end adjustments and footnotes, if presented, would not differ in any material respect from those presented in the Audited Financial Statements.
(b)    Schedule 3.07(b) sets forth true, correct and complete copies of: (i) the unaudited balance sheet of 5C Investments as of December 31, 2012 and December 31, 2013 and the related statements of income for the fiscal years ended on such dates and (ii) the unaudited balance sheet of 5C Investments as of March 31, 2014 and the related statements of income for the three-month period ended on such date. Such financial statements were prepared on a non-GAAP cash basis consistent with the preparation of prior non-GAAP cash basis, unaudited financial statements prepared by 5C Investments and present fairly the financial condition of 5C Investments as of and for their respective dates in all material respects.
Section 3.08    Absence of Changes. Since the Reference Balance Sheet Date until the date of this Agreement and except as set forth on Schedule 3.08, the Target Companies have operated in the Ordinary Course of Business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Reference Balance Sheet Date, the Target Companies have used commercially reasonable efforts consistent with past practice to preserve intact, in all material respects, the Target Companies’ relationships with customers, suppliers and all others having business dealings with the Target Companies, in each case, in the Ordinary Course of Business (excluding other Persons with whom the Target Companies have had discussions about potentially acquiring the Target Companies). Since the Reference Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 3.08, none of the Target Companies has:
(a)    accelerated, terminated, modified in writing in any material respect, canceled or entered into any Material Contract, other than in the Ordinary Course of Business;
(b)    experienced any damage, destruction, or loss to any of its tangible Assets or property involving at least $100,000 per occurrence and not covered by insurance;

(c)    (i) granted any bonuses, whether monetary or otherwise, or materially increased any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements set forth on Schedule 3.08 or any Employee Benefit Plan set forth on Schedule 3.21(a) or required by applicable Law; (ii) changed the terms of employment for any employee or terminated employment of any employee, in each case, for which the costs and expenses associated with such change or termination exceed $50,000; or (iii) accelerated the vesting or payment of any compensation or benefit for any employee, officer, director, Independent Contractor or consultant, in each case, for which the costs and expenses associated with such vesting or payment exceed $50,000;
(d)    made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than the Target Companies), except for the purchase of Assets in the Ordinary Course of Business and the activities referenced in the Capital Expenditure Reimbursement Agreement;
(e)    entered into any transaction with any of its directors, officers or employees on terms that would not have resulted from an arm’s-length transaction;
(f)    made any change in any method of accounting or accounting practice or policy used by the Target Companies, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;
(g)    declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or membership interests or any securities convertible into or exchangeable for any of its capital stock or membership interests, or made any other distributions to its shareholders or equity holders, other than dividends or distributions to pay Taxes;
(h)    granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership interests;
(i)    incurred, assumed, or guaranteed any Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business or related to matters described in the Capital Expenditures Reimbursement Agreement;
(j)    amended the Target Companies Charter Documents;
(k)    transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property Rights, except for licenses or sublicenses in the Ordinary Course of Business;
(l)    created or allowed the imposition of any Lien (except for Permitted Liens) upon any of its properties, membership interests or Assets, tangible or intangible, other than in the Ordinary Course of Business;
(m)    created or allowed the imposition of any Lien (except for Permitted Liens) upon any of its Real Property;
(n)    disposed of or acquired any material Assets, except for sales, dispositions or acquisitions of Assets in the Ordinary Course of Business;

(o)    reduced trade promotions in a manner inconsistent with the Ordinary Course of Business;
(p)    purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000 individually (or, in the case of a lease, per annum), except for purchases of Inventory in the Ordinary Course of Business and the activities referenced in the Capital Expenditure Reimbursement Agreement;
(q)    made or changed any material Tax election, changed any Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, failed to pay any Tax when due (unless contested), failed to file any Tax Return when due (taking into account appropriately obtained extensions), settled any material Tax claim or assessment relating to any of the Target Companies, or consented to any extension or waiver of any limitation period applicable to any Tax claim or Tax assessment relating to any Target Company;
(r)    discharged, forgiven, cancelled or satisfied any Lien, debt or claim, or paid for any material obligation or material liability (fixed or contingent), other than in the Ordinary Course of Business or that does not exceed $100,000 individually;
(s)    written-down the value of any Assets or Inventory or written-off any Accounts Receivable, in each case, other than those for which reserves or accruals have been established in the Unaudited Financial Statements or those less than $100,000 individually; or
(t)    entered into any contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(s) above (except as otherwise required or permitted by the terms of this Agreement).
Section 3.09    Legal Compliance; Permits. Except with respect to Tax matters (which are the subject of Section 3.11 (Tax Matters)), Intellectual Property Rights matters (which are the subject of Section 3.12 (Intellectual Property)), products matters (which are the subject of Section 3.18 (Products Matters)), labor and employment matters (which are the subject of Section 3.20 (Labor Matters)), Employee Benefit Plan and ERISA matters (which are the subject of Section 3.21 (Employee Benefits)) and environmental matters (which are the subject of Section 3.22 (Environmental Matters)), each of the Target Companies is in compliance in all material respects with all Laws applicable to the ownership and operation of the Target Companies, including such Laws that require the Target Companies to possess Permits for the current operation of their business. Except as set forth on Schedule 3.09, to the Knowledge of the Target Companies, none of the Target Companies’ products being manufactured, assembled (other than the manufacture or assembly in connection with research and development), sold, leased or delivered by the Target Companies requires any material approval of the FDA, the USDA or any other Governmental Authority for the purpose for which they are being manufactured, assembled, sold, leased or delivered and which approval has not been obtained. All material Permits necessary for any Target Company to conduct its business have been obtained by it and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.09 lists all current material Permits issued to any Target Company, including the names of such Permits and their respective dates of issuance and expiration. To the Knowledge of the Target Companies, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.09.
Section 3.10    Real Property.

(a)    All real property that is owned, leased, subleased or operated by the Target Companies (the “Real Property”), together with all real property that has been owned or leased by the Target Companies since January 1, 2011 is listed on Schedule 3.10 (including a street address and a brief description of such real property).
(i)    Each Lease in connection with the Real Property is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles);
(ii)    none of the Target Companies is in material breach or default under any Lease; and
(iii)    each of the Target Companies and, to the Knowledge of the Target Companies, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Lease, except as set forth on Schedule 3.10.
(b)    Except as set forth on Schedule 3.10, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair in all material respects, ordinary wear and tear excepted. Except as set forth on Schedule 3.10, to the Knowledge of the Target Companies, (1) there are no structural deficiencies or latent defects that materially adversely affect the current use of any of the Improvements and (2) there are no facts or conditions adversely affecting the current use of any of the Improvements in any material respect. Except as set forth on Schedule 3.10, without limiting the generality of the foregoing sentence:
(i)    the Target Companies have not received any notice of any current or pending Tax appeals or environmental investigations against the Target Companies or the Real Property, and to the Knowledge of the Target Companies, there are no pending Tax appeals or environmental investigations against the Seller or the Real Property, excepting as may stem from the anticipated Tax reassessment described on Schedule 3.10;

(ii)    except for violations cured or remedied on or before the date of this Agreement or as disclosed on Schedule 3.10, since January 1, 2013, (A) the Target Companies have not received any written notice from (or delivered any notice to) any Governmental Authority regarding any material violation of any Law applicable to the Real Property and (B) to the Knowledge of the Target Companies, the Target Companies have not received from any Governmental Authority any oral notice of any such violation;

(iii)    there are no occupancy agreements, leases, lettings, tenancies or subtenancies affecting the Real Property other than the Leases; and

(iv)    the Target Companies have no Knowledge of any pending or threatened condemnation proceedings affecting the Real Property and the Target Companies have not received any written notice that there is any pending or threatened condemnation of all or any part of the Real Property.

Section 3.11    Tax Matters.

(a)    Tax Returns. The Target Companies have properly filed with the appropriate Governmental Authorities all U.S. Income Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether or not shown on a Tax Return) due and owing by any Target Company have been timely paid to the appropriate Governmental Authorities. Since January 1, 2009 until the date of this Agreement, no Governmental Authority with which a Target Company does not file Tax Returns has asserted in writing that such Target Company is or may be required to pay Taxes or file Tax Returns with that Governmental Authority. Except as set forth on Schedule 3.11(a), none of the Target Companies is currently the beneficiary of any extension of time with which to file any Tax Return. There are no Liens for any Taxes (other than Permitted Liens) on any of the Real Properties or Assets of the Target Companies. The Seller has delivered or made available to Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, any Target Company (or related to the Assets or operations of any Target Company) since January 1, 2009 until the date of this Agreement.

(b)    Withholding. All Taxes that the Target Companies were or are required to withhold or collect in connection with amounts paid or owing to any employee, Independent Contractor, creditor, equity holder, member, partner or other third party have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Authorities and the Target Companies have complied in all material respects with all information reporting and back‑up withholding requirements.

(c)    Disputes. Except for notices satisfied prior to January 1, 2009 and except as set forth on Schedule 3.11(c), none of the Target Companies has received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Target Companies.

(d)    Waivers. Except as set forth on Schedule 3.11(d), none of the Target Companies has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(e)    Affiliated Groups. None of the Target Companies is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return or otherwise, and none of the Target Companies has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return or has any liability for any Taxes of any Person (other than any of the Target Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of Law.

(f)    Certain Transactions. In the last two (2) years, none of the Target Companies has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. None of the Target Companies has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(g)    Tax Classification. BBI has (i) made a valid election pursuant to Section 1362(a)(1) of the Code to be treated as an “S Corporation” within the meaning of Sections 1361 and 1362 of the Code and (ii) at all times since its incorporation, has qualified as an S Corporation for U.S. federal and Wisconsin Income Tax purposes and will be an S Corporation for U.S. federal and Wisconsin Income Tax purposes as of the Closing. 5C Investments has at all times during its existence been treated for U.S. federal and all applicable state and local Income Tax purposes as either a partnership or a disregarded entity and will be a disregarded entity as of the Closing. BBI will not be subject to any Tax under Section 1374 of the Code in connection with the deemed sale of its assets caused by the Section 338(h)(10) Election.

(h)    Section 280G. None of the Target Companies is a party to any agreement, contract, arrangement or plan that, in connection with the transactions contemplated by this Agreement, has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Law).

(i)    Section 409A. None of the Target Companies is a party to any contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder. Each nonqualified deferred compensation plan maintained or sponsored by a Target Company (as defined in Section 409A(d)(1) of the Code) is in operational and documentary compliance with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance promulgated thereunder. No Target Company has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(j)    Additional Tax Items. Since the Reference Balance Sheet Date until the date of this Agreement, to the Knowledge of the Target Companies, no Target Company has incurred any liability for Taxes outside the Ordinary Course of Business.

(k)    Exclusive Representations. Except for the matters addressed in Section 3.08(q), Section 3.10(b)(i) or Section 3.21, this Section 3.11 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Tax matters

Section 3.12    Intellectual Property.
(a)    Schedule 3.12(a) identifies each item of Registered IP that is owned by the Target Companies as of the date hereof and used in the operation of the business of the Target Companies, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number. All material filings and fees which are both legally permissible and required to maintain as of the date hereof the material Registered IP listed in Schedule 3.12(a) have been timely filed with and paid to the relevant Governmental Authorities or authorized registrars. The Target Companies have the exclusive right to sell, assign and transfer the entire right, title and interest in each item of material Registered IP listed in Schedule 3.12(a), subject to licenses granted in the Ordinary Course of Business and agreements set forth on Schedule 3.12(b). As of the date hereof, the Target Companies do not own any other U.S. or foreign items of Registered IP used in the operation of the business of the Target Companies other than those listed in Schedule 3.12(a). The Target Companies have exercised reasonable measures expected to be sufficient to protect the confidentiality of confidential information and trade secrets owned by the Target Companies.
(b)    Schedule 3.12(b) identifies (i) all material license agreements pursuant to which material Intellectual Property Rights used in the business of the Target Companies is licensed to the Target Companies (other than any license agreements for commercially available off-the-shelf software), (ii) all material license agreements pursuant to which any of the Target Companies has licensed to any third party any material Intellectual Property Rights (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business) and (iii) all other covenants not to sue, coexistence agreements, releases and settlement agreements relating to any material Intellectual Property Rights to which any of the Target Companies are a party (collectively, the “Material License Agreements”). The Target Companies have made available to Buyer copies of all Material License Agreements. Except as set forth on Schedule 3.12(b), the applicable Target Company has performed all material obligations required to be performed by it as of the date hereof under the terms and conditions of the Material License Agreements to which it is a party. Except as set forth on Schedule 3.12(b), no material Intellectual Property Rights are licensed to or by any of the Target Companies other than pursuant to a written agreement. To the Knowledge of the Target Companies, (A) all Material License Agreements are valid, binding and enforceable between the Target Companies and the other parties thereto and (B) the Target Companies and such other parties are not in material breach of the terms and conditions of any of the Material License Agreements.
(c)    Except as set forth on Schedule 3.12(c), the applicable Target Company owns, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the material Intellectual Property Rights necessary for the operation of the business of the Target Companies, taken as a whole, as currently conducted. Except as set forth on Schedule 3.12(b), no Seller Party or founder, director, officer, member, manager or employee of or consultant to any Target Company owns, directly or indirectly, in whole or in part, any interest in any of the Intellectual Property Rights used by the Target Companies. Subject to the terms and conditions of the applicable customer contract, BBI has not licensed, abandoned, transferred or otherwise encumbered (other than Liens for Indebtedness) any owned process technology Intellectual Property Rights or Registered IP that BBI has used in BBI’s manufacturing of products for any of its customers.
(d)    Except as set forth on Schedule 3.12(d), (i) the operation of the business of the Target Companies as presently conducted is not infringing or misappropriating any material Intellectual Property Rights of any third party, and (ii) to the Knowledge of the Target Companies, no third party is infringing or misappropriating any material Intellectual Property Rights owned by the Target Companies.
(e)    Except as set forth on Schedule 3.12(e), no written claim or proceeding has been received by, served upon or lodged against the Target Companies or, to the Knowledge of the Target Companies, has been threatened in writing against the Target Companies, alleging that the operation of the business of the Target Companies is infringing or misappropriating any Intellectual Property Rights of any third party or that challenges the validity, ownership, enforceability or use of the material Intellectual Property Rights owned by the Target Companies (in each case, and remains pending), and none of the material Intellectual Property Rights owned by the Target Companies are subject to any outstanding order of any Governmental Authority against the Target Companies. Within the last three (3) years prior to the date of this Agreement, no Action has been instituted, served upon, delivered to, settled or, to the Knowledge of the Target Companies, threatened that alleges any such infringement, violation or misappropriation.
(f)    Each Target Company owns or has the right to use all material Intellectual Property Rights necessary for the operation of the business of such Target Company as presently conducted. Each material Intellectual Property Right owned, licensed or used by any Target Company immediately prior to the Closing will be owned, licensed or available for use by such Target Company on identical terms and conditions immediately following the Closing. Each Target Company has taken commercially reasonable actions expected to be sufficient to maintain and protect each Intellectual Property Right that it owns. Each Intellectual Property Right owned by any Target Company is valid and enforceable and otherwise complies with all Laws applicable to the enforceability thereof in all material respects.
(g)    Except as set forth on Schedule 3.12(g), no Person who has contributed to or participated in the conception, development, creation, invention, modification or improvement of any Intellectual Property Rights by or on behalf of the Target Companies has asserted, and no such Person has any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property Rights.
(h)    Each Target Company is in compliance in all material respects with all applicable Laws and contractual requirements pertaining to information privacy and security. Within the past three (3) years, no Action relating to an improper use or disclosure of, or a breach in the security of, any material confidential information has been received by, served upon or delivered to any Target Company or, to the Knowledge of the Target Companies, has been threatened against any Target Company. To the Knowledge of the Target Companies, no unauthorized disclosure has occurred of any material third party proprietary or confidential information in the possession, custody or control of any Target Company. To the Knowledge of the Target Companies, no material breach has occurred of any Target Company’s security procedures wherein material confidential information has been disclosed to a third person.
(i)    This Section 3.12 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Intellectual Property Rights matters.
Section 3.13    Contracts and Commitments.
(a)    Schedule 3.13(a) sets forth a list (including for each oral agreement or contract, a summary thereof) as of the date of this Agreement of each of the following agreements or contracts, whether written or oral, to which any of the Target Companies is a party or by which any Target Company is bound or to which any asset of any Target Company is subject:
(i)    any employment agreement or employment contract with any officer, agent, Independent Contractor or employee of any of the Target Companies, other than offer letters for at-will employment;
(ii)    any employee collective bargaining agreement or other agreement with any labor union or other collective bargaining representative;
(iii)    any contract or agreement with any officer, employee, consultant or Independent Contractor with respect to change of control or severance;
(iv)    any covenant not to compete granted by any Target Company in favor of a third party;
(v)    any lease or similar agreement under which (A) any of the Target Companies is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any of the Target Companies is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Target Companies, in each of the cases described in clauses (A) and (B), which provides for future payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less;
(vi)    any agreement or contract under which the Target Companies have borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business);
(vii)    all contracts that include or constitute a power of attorney (excluding any power of attorney in connection with customs forms entered into in the Ordinary Course of Business);
(viii)    any contract (or group of related contracts) under which any Target Company contracts for any material agency, representation, distribution or brokerage services for the sale of the Target Companies’ products that involves future payments of more than $100,000 annually and is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less;
(ix)    any contract (or group of related contracts) under which any Target Company contracts for transportation or freight services that involves future payments of more than $100,000 annually and is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less;
(x)    any contract (or group of related contracts) for future capital expenditures in excess of $100,000 individually that is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less (other than contracts for capital expenditures referenced in Exhibit A to the Capital Expenditure Reimbursement Agreement);
(xi)    any contract (or group of related contracts) that deals with the provision of goods or services by or on behalf of any Target Company on a co-manufacturing basis involving future payments of more than $100,000 annually that is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less;
(xii)    any contract with any former director, officer, employee, consultant or member of any Target Company involving future payments of more than $100,000 annually that is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less;
(xiii)    any order, settlement or similar agreement related to or affecting the business of any Target Company involving future payments of more than $100,000 or materially restricting the operation of any Target Company’s business (excluding orders of general application);
(xiv)    all contracts (or group of related contracts) establishing a franchise, partnership or joint venture; or
(xv)    any agreement, contract, lease or license, in each case not included in clauses (i)-(xiv) foregoing or set forth on Schedule 3.13(a) or Schedule 3.12(b), to which the Target Companies is a party or by or to which any of their respective Assets are bound or subject, which provides for future payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies without penalty upon notice of sixty (60) days or less (other than warranty, indemnification and similar obligations in the Ordinary Course of Business, purchase orders and Leases).

(b)    The Target Companies have delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Schedule 3.13(a) (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b), each of the Target Companies has performed, in all material respects, all obligations required to be performed by it as of the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect. No Target Company has received any written notice expressly indicating an intention to terminate any Material Contract. Each of the Material Contracts is a valid and legally binding obligation of one of the Target Companies, as applicable. Each of the Material Contracts is enforceable against the applicable Target Company and, to the Knowledge of the Target Companies, the other parties thereto, in each case, in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 3.14    Insurance. Schedule 3.14 lists each insurance policy maintained by the Target Companies with respect to the Real Properties, Assets, business, operations and employees of the Target Companies, as applicable, for which premiums were paid at any time during the period commencing on January 1, 2013 through the date of this Agreement, other than policies that fund any Employee Benefit Plan. To the Knowledge of the Target Companies, all such insurance policies are in full force and effect in all material respects, and none of the Target Companies is in default in any material respect regarding its obligations under any of such insurance policies. To the Knowledge of the Target Companies, no Target Company has failed to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the insurance policies. Since January 1, 2012, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any of the insurance policies of the Target Companies has been received by any Target Company. Since January 1, 2012, no Target Company has been refused any insurance, nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.
Section 3.15    Litigation. Except as set forth on Schedule 3.15, there is no Action (or related series of Actions) by or before any Government Authority pending or, to the Knowledge of the Target Companies, threatened against the Target Companies which would reasonably be expected to result in liability to the Target Companies in excess of $100,000. To the Knowledge of the Target Companies, as of the date of this Agreement, no event has occurred or circumstances exist which would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action (or related series of Actions). Schedule 3.15 sets forth all Actions pending at any time since January 1, 2012 until the date of this Agreement in which any Target Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all material Actions pending at any time since January 1, 2012 in which any Target Company has been a plaintiff, together with the status of each such Action.
Section 3.16    Assets.
(a)    Ownership of Assets. Except as set forth on Schedule 3.16(a), each of the Target Companies has good and marketable title to, or, in the case of property held under a lease or other contract, a valid leasehold interest in, or right to use, all of its properties, rights and assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal and whether tangible or intangible (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens or Liens that will be released upon the Closing).
(b)    Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of the Target Companies, taken as a whole, as currently conducted. Except as set forth on Schedule 3.10, all of the Assets have been maintained in all material respects consistent with past practices, are in working condition (reasonable wear and tear excepted), are reasonably adequate and suitable for the purposes for which they are used in the business of the Target Companies.
Section 3.17    Accounts Receivable. Except as set forth on Schedule 3.17, the Accounts Receivable reflected on the Unaudited Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Companies involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business and (b) constitute only valid and undisputed claims of the Target Companies not subject to any known claims of set-off or other defenses or counterclaims other than normal discounts and returns accrued in the Ordinary Course of Business.
Section 3.18    Products. Except as set forth on Schedule 3.18, the products of the Target Companies (including all products in process and finished goods inventory: (a) have been manufactured, handled and stored in compliance with applicable Laws in all material respects and are packaged and labeled in compliance with applicable Laws in all material respects, including in compliance in all material respects with applicable Laws relating to sanitary operating procedures, allergenic control programs and safe transportation practices; (b) comply in all material respects with the Federal Food, Drug and Cosmetic Act as amended and regulations promulgated thereunder as in effect as of the date hereof (collectively, the “Food and Drug Act”) and all applicable federal and state Laws governing the purity of food sold for human consumption or the use, manufacture, packaging, labeling, distribution, storage, development, processing, transportation or sale of any food product as in effect as of the date hereof (including the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the Food Allergen Labeling and Consumer Protection Act of 2004, the U.S. Federal Trade Commission Act, the Organic Food Productions Act of 1990, the Sanitary Food Transportation Act, the Nutrition Labeling and Education Act of 1990, the Dietary Supplement Health and Education Act of 1994, the Fair Packaging and Labeling Act and, in each case, the rules, regulations and guidelines promulgated thereunder) (collectively, the “Food Laws”); (c) may be shipped in interstate commerce in accordance with the Food and Drug Act and the Food Laws; and (d) are not adulterated, misbranded, contaminated or mislabeled within the meaning of the Food and Drug Act, including the Food and Drug Act food and color additive amendments and the amendments incorporated by the Nutritional Labeling and Education Act of 1990, or such Food Laws. Except as set forth on Schedule 3.18, the products and Inventory of the Target Companies have since January 1, 2011 been manufactured, distributed, developed, labeled, packaged, sold or otherwise processed, in compliance in all material respects with the Food and Drug Act and the Food Laws, and no Action has been received by, served upon or delivered to any of the Target Companies or, to the Knowledge of the Target Companies, against any other Person that manufactures, distributes, develops, labels, packages, stores or otherwise processes any products on behalf of the Target Companies, alleging a violation of any such Food and Drug Act and Food Laws which, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole. To the Knowledge of the Target Companies, no products produced by the Target Companies are subject to any pending or threatened enforcement actions or other regulatory proceedings before or brought by the FDA, USDA or any other Governmental Authority that relate to Food Laws. Since January 1, 2011, no product distributed or sold by the Target Companies posed a health threat in a manner that warranted legal action by any Governmental Authority so that a product recall occurred. To the Knowledge of the Target Companies, there is no design defect with respect to any product designed or sold by the Target Companies and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, and current industry practice with respect to its contents and use. The Target Companies are primarily engaged in the contract manufacture of products proprietary to the Target Companies’ customers (hereinafter, “Contract-Manufactured Products”), which customers in turn market, advertise and resell the Contract-Manufactured Products to retailers and consumers. Accordingly, anything to the contrary in this Section 3.18 notwithstanding, the Target Companies make no representation whatsoever with respect to (a) any trademark, trade name, trade dress, text, logo, advertising or promotional material incorporated into the packaging or labeling of Contract-Manufactured Products pursuant to specifications or instructions provided to the Target Companies by the Target Companies’ customers, (b) any elements of the design of Contract-Manufactured Products that were specified by the Target Companies’ customers, (c) the development, storage, handling, advertising, marketing, shipping, promotion, advertising or distribution of Contract-Manufactured Products by the Target Companies’ customers or in compliance with the specifications or instructions of the Target Companies’ customers, or (d) the text, images, graphical icons or the like on packaging and labeling of Contract Manufactured Products, to the extent that the responsibility for such text, images, graphical icons or the like is specified, provided, supplied by or otherwise assumed by Target Companies’ customers in their contracts with Target Companies.
Section 3.19    Inventory. All Inventory of the Target Companies, including that reflected in Financial Statements, is stated at the lower of cost or market using the first-in, first-out valuation method, except as disclosed in the Financial Statements or as set forth on Schedule 3.19. All of the Inventory reflected in the Unaudited Financial Statements and all Inventory acquired by the Target Companies since the Reference Balance Sheet Date consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items which have been reserved for in the Ordinary Course of Business or as set forth on Schedule 3.19. The Target Companies’ inventory reserves in the Financial Statements have been made consistent with past practices and in accordance with GAAP (in the case of the Unaudited Financial Statements, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes and excluding any adjustment for overhead capitalization). Except as set forth on Schedule 3.19, all Inventory of the Target Companies is owned by the Target Companies free and clear of all Liens (except for Permitted Liens or Liens that will be released at Closing), and no Inventory is held on a consignment basis. All of the Inventory complies in all material respects with the Target Companies’ internal quality assurance guidelines, except for such instances of noncompliance in respect of which the Target Companies are undertaking actions in the Ordinary Course of Business.
Section 3.20    Labor Matters.
(a)    None of the Target Companies is a party to any collective bargaining agreement or collective bargaining relationship with respect to employees of the Target Companies with any labor organization. None of the Target Companies has experienced nor is there is pending or, to the Knowledge of the Target Companies, threatened labor strike, lockout, work stoppage, slowdown, picketing, union election petition, demand for recognition or other material labor dispute against any of the Target Companies, and there has not been a material labor dispute pending against any of the Target Companies within the past three (3) years. To the Target Companies’ Knowledge, no union, other labor organization or similar entity is engaged in any organizing activity with respect to any employees of any of the Target Companies and no such organizing activity is threatened. As of the date of this Agreement, there is no unfair labor practice charge or complaint or material labor grievance or labor arbitration pending or, to the Knowledge of the Target Companies, threatened in writing against any of the Target Companies before the National Labor Relations Board or any Governmental Authority or arbitrator.
(b)    Schedule 3.20(b) sets forth, as of March 29, 2014, the name, job title and current rate of direct compensation with respect to each employee, officer or Independent Contractor of any Target Company whose rate of direct compensation (including wages, salaries and actual or anticipated bonuses), plus the annual value of other benefits not available to Target Company’s other employees generally exceeded $50,000 during the previous calendar year.
(c)    Each of the Target Companies has complied in all material respects with all Laws relating to labor, employment and employment practices, including but not limited to all Laws and provisions thereof relating to wages, hours, equal employment opportunities, employment discrimination, hiring, firing, promotion, termination of employee benefits, retaliation, immigration, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the payment of social security and other Taxes. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of any of the Target Companies, threatened in writing against any of the Target Companies before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, employment or employment practices matters. With respect to each individual who renders services to any Target Company, (i) the Target Companies have accurately classified each such individual as an employee, Independent Contractor or otherwise as appropriate under any and all current applicable Laws, and (ii) for each individual classified as an employee, the Target Companies have classified such employee as exempt or nonexempt as appropriate under any and all current applicable Laws as of January 1, 2014, other than, with respect to both clause (i) and (ii) foregoing, for classification determinations that would not individually or in the aggregate materially affect the Target Companies.
(d)    No Target Company is party to, or otherwise bound by, any consent decree, or subject to any order or judgment of any Governmental Authority, regarding labor, employment or employment practices that places any material obligation on any Target Company (other than orders of general application).
(e)    Schedule 3.20(e) lists each employee of any Target Company who was terminated or laid off for any reason other than for cause during the ninety (90) days preceding March 29, 2014, and for each such employee, sets forth: (i) the date of such termination or layoff; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Seller shall update Schedule 3.20(e) to reflect any employment terminations effected by any Target Company between March 29, 2014 and the Closing Date. The Target Companies are in substantial compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local law and no Target Company has ordered or implemented a plant closing or mass layoff within the meaning of the WARN Act or any similar state or local law in the past three (3) years.
(f)    No officer or key employee has submitted his or her written resignation, or has given written notice of his or her intent to resign, as of the date of this Agreement.
(g)    Each Target Company has complied with the requirement to file Employment Eligibility Form I-9 and the requisite supporting documentation and with any applicable state Laws dealing with immigration and employment eligibility. Neither Target Company has been subject to an audit or received a citation by the Immigration and Naturalization Service or any comparable state or local Governmental Authority.
(h)    Except for the labor or employment-related matters specifically referenced in Section 3.13, this Section 3.20 contains the sole and exclusive representations and warranties of the Target Companies with respect to any labor or employment matters.
Section 3.21    Employee Benefits.

(a)    Schedule 3.21(a) contains a list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Target Companies have made available to Buyer current, correct and complete copies of (where applicable) (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) any notices to or from any Governmental Authority relating to any compliance issues in respect of any such Employee Benefit Plan and (iii) the three most recent Forms 5500 and all schedules thereto. With respect to the Employee Benefit Plans, the Target Companies have made available to Buyer (where applicable) the most recent IRS determination or opinion letter and the most recent summary plan descriptions, including any summaries of material modifications thereto.
(b)    Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirement of applicable Laws. Except as disclosed on Schedule 3.21(b), there are no Employee Benefit Plans that are intended be qualified under Section 401(a) of the Code. With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code: (i) such Employee Benefit Plan has received a favorable determination or opinion letter from the IRS; (ii) any related trusts have been determined to be exempt from taxation; and (iii) nothing has occurred since the date of the most recent opinion or determination letter that could reasonably be expected to adversely affect such qualification or exemption in any material respect.
(c)    None of the Target Companies maintains, sponsors, contributes to or has any liability (including any liability on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA or (iii) any multiple employer plan, as described in Section 413 of the Code.
(d)    No Target Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Target Company to any material Tax or penalty imposed by ERISA or the Code.
(e)    There is no pending or, to the Knowledge of the Target Companies, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan that would result in material liability to a Target Company. The Target Companies have timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan and applicable Law. The Target Companies have not taken any corrective action or made a filing under any voluntary correction program of the Internal Revenue Service, Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan, and, to the Knowledge of the Target Companies, there are no material plan defects that would qualify for correction under any such program.
(f)    Except as set forth on Schedule 3.21(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of any Target Company under any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any Employee Benefit Plan; or (iv) require any contributions or payments to fund any obligations under any Employee Benefit Plan.
(g)    Except (i) as required under Section 601 et. seq. of ERISA or other applicable Law or (ii) for disability benefits or benefits in the nature of severance pay, no Employee Benefit Plan provides post-termination or retiree health, life insurance, death or other welfare benefits to any individual for any reason, and no Target Company has any liability to provide such benefits to any individual.

(h)    Except for the matters related to Employee Benefit Plans specifically referenced in Section 3.13, this Section 3.21 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Employee Benefit Plan or ERISA matters.
Section 3.22    Environmental Matters. Except as set forth on Schedule 3.22:
(a)    Each of the Target Companies and the Real Property have at all times complied with, and are in compliance with all applicable Environmental Requirements in all material respects.

(b)    Each of the Target Companies possesses all Permits required by applicable Environmental Requirements for its operations in the Ordinary Course of Business in all material respects as of the Closing Date. Each of the Target Companies has complied at all times with and is in compliance with all such Permits in all material respects. All such material Permits are set forth in Schedule 3.22.

(c)    No conditions of Hazardous Substance contamination caused or created by the Target Companies or for which the Target Companies are legally responsible exists on, under, or migrating from any of the Real Property that would require investigation, remediation, monitoring, assessment, or any other response action under any Environmental Requirements, except as would not be materially adverse to the Target Companies.

(d)    No Target Company has recycled, reclaimed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any material liability pursuant to Environmental Requirements, including liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees.

(e)    There are no currently existing facts, events, conditions or circumstances that would reasonably be expected either (i) to prevent or interfere with the ability of the Target Companies, their facilities, properties, or business operations to comply in all material respects with existing Environmental Requirements; (ii) to give rise to any material claims or liabilities arising out of or pursuant to Environmental Requirements related to the Target Companies, their current or former facilities, properties, and business operations, including but not limited to any investigatory, remedial or corrective obligations pursuant to any applicable Environmental Requirement, and any other material liabilities pursuant to any applicable Environmental Requirement, including onsite or offsite releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage; or (iii) to require any material modification or upgrade to any Real Property pursuant to Environmental Requirements.

(f)    Since January 1, 2012 until the date of this Agreement, no Target Company has received any written notice, report or other written information regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Requirements.

(g)    The Target Companies have provided Buyer with access to true and accurate copies of all material environmental reports, audits, surveys and assessments relating to the Target Companies, their current facilities, properties, and business operations in the possession or reasonable control of the Target Companies.

(h)    No Target Company has, either expressly or by operation of law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to any applicable Environmental Requirement.

(i)    This Section 3.22 contains the sole and exclusive representations and warranties of the Target Companies with respect to any environmental matters, including any matters arising under any Environmental Requirements or relating to Hazardous Substances.

Section 3.23    Affiliate Transactions. Except as set forth on Schedule 3.23 or that constitute Indebtedness that will be paid off at Closing, no equity holder, director or officer of the Target Companies has or, since January 1, 2011, has had any agreement with the Target Companies or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Target Companies, except solely in such Person’s capacity as an equity holder, director or officer, as applicable. Except as set forth on Schedule 3.23 or that constitute Indebtedness that will be paid off at Closing, no equity holder, director or officer of the Target Companies has, directly or indirectly, borrowed money from or loaned money to any Target Company that has not been repaid.
Section 3.24    No Undisclosed Liabilities. Except as set forth on Schedule 3.24 or Indebtedness or Transaction Expenses that will be paid off at Closing, none of the Target Companies has any monetary liabilities or obligations (whether absolute, contingent, matured or unmatured or otherwise) except for monetary liabilities and obligations (a) set forth on, or reserved against in, the Unaudited Financial Statements, (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date or (c) that would not exceed $100,000 individually.
Section 3.25    Customers and Suppliers. Schedule 3.25 contains a list of (a) the top ten (10) customers (based on gross sales), excluding Snack Factory (“Top 10 Customers”), and (b) the top five (5) suppliers (based on gross expenditures) (“Top 5 Suppliers”) of the Target Companies, in each case, as of the twelve (12) month period ended on the Reference Balance Sheet Date. To the Knowledge of the Target Companies, except as set forth on Schedule 3.25, none of the Target Companies has received any written notice that any of (i) the Top 10 Customers has ceased, or intends to cease after the Closing, to purchase its goods or services or to otherwise terminate, its relationship with the Target Companies, or (ii) the Top 5 Suppliers has ceased, or intends to cease, to supply goods or services to the Target Companies or to otherwise terminate, its relationship with the Target Companies. To the Knowledge of the Target Companies, no Top 10 Customer or Top 5 Supplier has expressly threatened in writing any such action.
Section 3.26    Product Liability; Product Warranty. Except as set forth on Schedule 3.26, none of the Target Companies is a party to any Action, and, to the Knowledge of the Target Companies, there is not any threatened Action, relating to alleged defects in the products provided by the Target Companies or the failure of any such products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any product manufactured, shipped or sold by the Target Companies, in each case, except for customer complaints in the Ordinary Course of Business. There are no pending or, to the Knowledge of the Target Companies, threatened recalls for the products of the Target Companies, other than product returns in the Ordinary Course of Business.
Section 3.27    Indebtedness. Except as set forth on Schedule 3.27, none of the Target Companies had any Indebtedness outstanding as of March 29, 2014. As of the Closing, none of the Target Companies will have any Indebtedness outstanding other than as described on the Closing Certificate.

Section 3.28    No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement or as set forth on Schedule 3.03, Schedule 3.13(a) (item (iii)) or Schedule 3.28 or otherwise taken into account in the calculation of Indebtedness or Transactional Expenses, no Target Company has made, nor is any Target Company obligated to make, any payment to any Person as a result of the transactions contemplated by this Agreement or the Ancillary Documents (excluding payments pursuant to this Agreement and the Ancillary Documents). Except as set forth on Schedule 3.28 or otherwise taken into account in the calculation of Indebtedness or Transactional Expenses, no rights or benefits of any Person granted by any Target Company have been (or will be) accelerated, increased or modified, and no Person has the right to receive any payment or remedy (including rescission or liquidated damages) from any Target Company, in each case as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (excluding rights and benefits pursuant to this Agreement and the Ancillary Documents). Except as set forth on Schedule 3.28, no Target Company is party to any material contract which, by its terms, will require Buyer or any of its Affiliates to support such Target Company’s obligations under such contract with a letter of credit or other collateral.
Section 3.29    Bank Accounts. Schedule 3.29 sets forth a list of all bank accounts and investment accounts (including any safe deposit boxes and lock boxes) maintained by the Target Companies, including the financial institution at which the account is held, the account number of the account and the names of all persons authorized to draw thereon or to have access thereto, including the names of all authorized signatories.
Section 3.30    No Representations Relating to Snack Factory or Affiliates. Notwithstanding any other provisions contained in this ARTICLE III, except as set forth in Section 3.12(c), none of the Target Companies nor any other Person acting on behalf of any of the Target Companies makes any representation or warranty to Buyer, express or implied, with respect to any contract, Inventory, Accounts Receivable, relationship, product or other matter relating to Snack Factory or its Affiliates.
Section 3.31    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, NONE OF THE TARGET COMPANIES NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE TARGET COMPANIES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
As a material inducement to Buyer to enter into this Agreement, the Seller represents and warrants to Buyer, as of the date hereof, as follows:
Section 4.01    Authorization of Transaction; Binding Effect.
(a)    The Seller has the power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all requisite trustee action.

(b)    This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which the Seller is a party will have been duly executed and delivered by the Seller and will constitute the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 4.02    Noncontravention. Neither the execution and the delivery by the Seller of this Agreement or the Ancillary Documents to which the Seller is party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) violate any provision of the Seller’s organizational documents; (ii) assuming compliance by the Target Companies with Section 3.03 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which the Seller is subject; (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which the Seller is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement; or (iv) result in the creation of any Lien upon any of the Shares (other than Permitted Liens). Except for the notification requirements under the HSR Act, the execution and delivery by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party, as well as the consummation by the Seller of the transactions contemplated hereby or thereby, does not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.
Section 4.03    Ownership of Shares. The Seller is the record and beneficial owner of the Shares set forth opposite the Seller’s name on Schedule 1.1(a). The Seller has on the date of this Agreement good and marketable title to such Shares, free and clear of any and all Liens, other than restrictions under applicable securities Laws. Such Shares will be sold, transferred and conveyed to Buyer, subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, free and clear of all Liens, other than restrictions under applicable securities Laws and Liens created or suffered by Buyer.
Section 4.04    Litigation. The Seller is not a party to any Action, nor to the Knowledge of the Seller, is any Action threatened in writing against the Seller, by or before any Governmental Authority, except as would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 4.05    Broker’s Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
Section 4.06    No Representations Relating to Snack Factory or Affiliates. Notwithstanding any other provisions contained in this ARTICLE IV, neither the Seller nor any other person acting on behalf of the Seller makes any representation or warranty to Buyer, express or implied, with respect to any contract, Inventory, Accounts Receivable, relationship, product or other matter relating to Snack Factory or its Affiliates.
Section 4.07    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NEITHER THE SELLER NOR ANY

OTHER PERSON ACTING ON BEHALF OF THE SELLER MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.
ARTICLE V
REPRESENTATION AND WARRANTIES OF BUYER
As a material inducement to the Seller and the Target Companies to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Seller and the Target Companies, as of the date hereof, as follows:
Section 5.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina.
Section 5.02    Authorization of Transaction; Binding Effect.
(a)    Buyer has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite organizational action.
(b)    This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which Buyer is a party will have been duly executed and delivered by Buyer and will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 5.03    Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of Buyer; (ii) assuming compliance by the Target Companies with Section 3.03 (Noncontravention) and by the Seller with Section 4.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. Except for the notification requirements under the HSR Act, the execution and delivery of this Agreement and the Ancillary Documents by Buyer, as well as the consummation by Buyer of the transactions contemplated hereby or thereby, do not require any consent, notice to, filing with or authorization or approval of any Governmental Authority.
Section 5.04    Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Target Companies (prior to the Closing) or the Seller could become liable or obligated.
Section 5.05    Financing. Buyer will have available at Closing immediately available funds for payment of the Closing Consideration and the costs and expenses of Buyer and Parent in consummating the transactions contemplated by this Agreement and the Ancillary Documents. In no event shall the receipt or availability of any funds or financing by or to Parent or Buyer or any of their Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder or Parent’s guarantee obligations under Section 11.17.
Section 5.06    Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority, which could adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
Section 5.07    Investment Intent; Restricted Securities. Buyer is purchasing the Shares solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer understands and acknowledges that (i) none of the Shares have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (ii) none of the Shares is traded or tradable on any securities exchange or over-the-counter; and (iii) the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.08    Reliance. Buyer acknowledges that the Target Companies and the Seller have not made any representation or warranty to Buyer other than as expressly set forth in this Agreement or in any Ancillary Document. Buyer acknowledges that, except as expressly set forth in this Agreement, none of the Target Companies nor the Seller makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations, future cash flows or future financial performance of the Target Companies or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Target Companies or their business, Assets, liabilities or operations.
Section 5.09    Taxes. Buyer’s participation in the transactions contemplated by this Agreement are not part of, and Buyer shall not permit the Target Companies to participate in, an “intermediary tax shelter” as that term is defined in applicable IRS revenue procedures.
Section 5.10    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER BUYER NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO THE SELLER, EXPRESS OR IMPLIED.
ARTICLE VI
PRE-CLOSING-COVENANTS
Section 6.01    Operation of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), except as otherwise required by applicable Law or contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, none of the Target Companies shall take any action of the type that, if taken after the Reference Balance Sheet Date and prior to the date hereof, would have been required to be disclosed as a result of clauses (a) or (c)-(t) of Section 3.08. Further, the Target Companies shall use their commercially reasonable efforts to manage the timing and amount of their capital expenditures in accordance with the terms and conditions of the Capital Expenditure Reimbursement Agreement.
Section 6.02    Notices and Consents
(a)    Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other Parties in obtaining) any clearance, consent, authorization, order or approval of, or exemption by, any Governmental Authority required to be obtained or made by Buyer or the Target Companies in connection with the transactions contemplated hereby, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority in respect of the transactions contemplated hereby; (ii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.
(b)    Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act within five (5) Business Days following the date of this Agreement (collectively, the “HSR Filing Package”), and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Each of the Parties will request early termination of the waiting period under the HSR Act. Buyer shall pay 100% of all filing fees of all Parties under the HSR Act. The Parties will cooperate with each other in connection with (i) the making of all such filings or responses, including providing copies of all such documents (including redacted versions to the extent reasonably necessary to protect confidential or proprietary information) to the non-filing or non-responding Party and its advisors prior to filing or responding to allow such other Party reasonable time to review and comment on such filings or responses, and (ii) the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby, including keeping each other apprised of the status of such matters.
(c)    “Commercially reasonable efforts” as used in this Section 6.02, as well as throughout this Agreement, shall not include any requirement by any of the Parties or any of their respective Affiliates to pay any consideration, to agree to any undertaking or modification or to offer to grant any financial accommodation, in each case, not required by the terms of any applicable contract or agreement. Notwithstanding anything to the contrary contained in this Agreement, none of Buyer, the Target Companies, or any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets; (ii) to agree to any limitation on the operation or conduct of their respective businesses; or (iii) to waive any of the conditions set forth in ARTICLE VIII of this Agreement. Notwithstanding anything to the contrary contained herein, none of Buyer, the Target Companies or any of their Subsidiaries shall have any liability for a failure to obtain any consent from a Governmental

Authority that satisfies the foregoing requirements as long as such Person, as the case may be, complies with its obligations set forth in this Section 6.02.
Section 6.03    Access. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), the Seller shall permit Representatives of Buyer (including financial and legal representatives and any financing sources and their representatives) to have reasonable access, during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, and for proper purpose, subject to the Seller’s prior written consent (which shall not be unreasonably withheld or delayed) to (a) all premises, properties and executive officers of the Target Companies and (b) such books, records, policies, contracts and documents of the Target Companies as Buyer reasonably requests; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, in the Target Companies’ or the Seller’s sole discretion, waive any privilege.
Section 6.04    Supplemental Schedules. From and after the date of this Agreement until the Closing, the Target Companies, the Seller and Buyer, as the case may be (the “Updating Party”), shall update, amend or modify the Disclosure Schedules, not less than on a weekly basis, relating to the representations and warranties in ARTICLE III (Representations and Warranties of the Target Companies), ARTICLE IV (Representations and Warranties of the Seller) and ARTICLE V (Representations and Warranties of Buyer), respectively, to reflect any facts, circumstances or events (including the occurrence or non-occurrence thereof) which would cause any such representation or warranty made by a Party to be untrue or inaccurate in any material respect, by providing Buyer (in the case of an update, amendment or modification by the Target Companies or the Seller) or the Seller (in the case of an update, amendment or modification by Buyer), as applicable, with written notice setting forth the update, amendment or modification and specifying the Schedule or Disclosure Schedules affected thereby. Notwithstanding the foregoing, (a) no Indemnifying Party shall have the right to make a claim for breach of covenant in respect of the preceding sentence, but instead any such claim shall be based on an alleged breach of the applicable representation and warranty and (b) for the avoidance of doubt, any such update, amendment or modification may include a description of a new qualifier to the applicable representations and warranties (i.e., except as set forth in the specified new Schedule), the delivery of which shall be deemed to amend this Agreement accordingly. In the event of the delivery of any such update, amendment or modification that discloses any fact, circumstance or event occurring (or non-occurring) after the date of this Agreement that would cause an inability of the Updating Party to deliver the officer’s certificate to be delivered hereunder at Closing by it as contemplated by Section 8.02 (Conditions to Obligations of Buyer) or Section 8.03 (Conditions to Obligations of the Target Companies and the Seller) without giving effect to this Section 6.04, as the case may be (a “Material Update”), the Updating Party must promptly provide to Buyer (in the case of Material Update by the Target Companies or the Seller) or the Seller (in the case of a Material Update by Buyer), as applicable, any information or documentation reasonably requested by Buyer or the Seller, as applicable, in order for such Person to evaluate the Material Update, and, if the Material Update is provided less than five (5) days before the Seller Outside Date (in the case of a Material Update by the Target Companies or the Seller) or the Buyer Outside Date (in the case of a Material Update by Buyer), as applicable, the Seller Outside Date or the Buyer Outside Date, as applicable, will be extended until five (5) days after the Material Update to afford the other Parties an opportunity to review such information. After receiving the Material Update and the related information and documentation reasonably requested by it, Buyer (in the case of Material Update by the Target Companies or the Seller) or the Seller (in the case of a Material Update by Buyer), as applicable, will have five (5) days to terminate this Agreement by providing written notice to the Updating Party, with such termination being the sole remedy relating to matters set forth in the Material Update; provided, however, that the termination right provided in the foregoing provisions of this sentence shall not apply to any Material Update relating to (i) the third sentence of Section 3.13(b) (Contracts and Commitments) (but only to the extent such Material

Contract is with a Top 10 Customer or a Top 5 Supplier) or (ii) Section 3.25 (Customers or Suppliers). If such Person does not (or does not have the right to) terminate this Agreement within such period, the Material Update will amend the applicable Schedule, qualify the specific representations and warranties referenced in the Material Update and cure the specific misrepresentation or breach of representations and warranties that would have existed hereunder had such Material Update not been provided; provided, however, that if the Material Update relates to an intentional misrepresentation, such Material Update will not amend the applicable Schedule, qualify the specific representations and warranties referenced in the Material Update or cure the specific misrepresentation or breach of representations and warranties that would have existed hereunder had such Material Update not been provided.
Section 6.05    Contact with Customers, Suppliers, Employees and Consultants. From the date of this Agreement until the Closing, Buyer and Buyer’s Representatives shall not contact or communicate with the customers or suppliers of, or others having business dealings with, the Target Companies in connection with the transactions contemplated hereby or about the Target Companies in any way without the prior written consent of the Seller, it being understood that, subject to applicable Law, the Target Companies shall reasonably cooperate with Buyer with respect to potential joint discussions with Major Customers and Major Suppliers in respect of the announcement of the transactions contemplated by this Agreement and the potential implications thereof. From the date of this Agreement until the Closing, Buyer and Buyer’s Representatives shall not (a) contact or communicate with any employees or consultants of the Target Companies with respect to the transactions contemplated by this Agreement, except with the express prior written consent of the Seller, or (b) perform, or cause to be performed, any invasive or subsurface investigation of the properties and facilities of the Target Companies, except with the express prior written consent of the Seller.
Section 6.06    Financial Information Cooperation. To the extent applicable, the Seller shall use commercially reasonable efforts to furnish to Buyer (at Buyer’s sole cost and expense) as promptly as reasonably practicable the financial and other information regarding the Target Companies as may be reasonably requested by Buyer to satisfy any disclosure requirements applicable to Buyer or its Affiliates under Regulations S-X or S-K of the Securities Act, and other applicable securities Laws, including the execution and delivery of customary representation letters to Schenk SC and audit reports with respect to BBI thereon by such accounting firm, together with any consents required for Buyer to use or disclose such reports. The obligations of the Seller in this Section 6.06 shall survive until the operating results of the Target Companies have been reflected in the audited consolidated financial statements of Parent, as filed with the Securities and Exchange Commission, for a complete fiscal year.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01    General. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement and give effect to the transactions contemplated by this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.
Section 7.02    Press Releases. From and after the date of this Agreement, except to the extent required by applicable Law or by the applicable rules of any stock exchange on which Buyer or Parent lists its securities, the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Buyer and the Seller, and, in the event any such public announcement, press release or disclosure is required by applicable Law or stock exchange requirements, the Parties will consult prior to the making thereof to the extent reasonably practicable. The Parties will consult with each other concerning the means by which any employee, customer or supplier of any Party (including any of their respective Subsidiaries) or any other Person having any business relationship with any Party (or any of their respective Subsidiaries) will be informed of the transactions contemplated by this Agreement, it being understood that, subject to applicable Law, the Target Companies shall afford Buyer a reasonable opportunity to participate in any meetings or telephone calls with any Material Customer or Material Supplier in those circumstances where the principal purpose of such meetings or calls relates to the disclosure of the transactions contemplated by this Agreement. Without limitation, the Parties agree that they will mutually agree upon and reasonably cooperate with the other Parties regarding (a) any public announcement of the transactions contemplated by this Agreement and (b) any announcements concerning the transactions contemplated by this Agreement that are directed to employees, customers, suppliers and other Persons having business dealings with the Target Companies; provided, however, that Buyer shall not be required to obtain any other Party’s consent to a disclosure that is required by the applicable rules of the Securities and Exchange Commission or any stock exchange on which Parent lists its securities if Parent consults with the Seller prior to the making thereof to the extent reasonably practicable.
Section 7.03    Consent Cooperation. In the event any clearance, consent, authorization, order or approval contemplated in Section 6.02 is not obtained prior to the Closing, the Seller shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Buyer and the Target Companies in attempting to promptly obtain such clearance, consent, authorization, order or approval.
Section 7.04    Transaction Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby; provided, however, that the Target Companies shall be solely responsible for the payment of any fees and expenses incurred by the Seller in connection with the transactions contemplated hereby; provided, further, that, in the event of a Closing, the Seller shall, with the proceeds from the Closing Consideration, pay all Transaction Expenses not previously paid by the Target Companies. Notwithstanding the foregoing, regardless of whether the Closing occurs, any fees or expenses of the Target Companies or the Seller incurred by or at the direction of Buyer or any of its Affiliates (including for the purpose of obtaining any third party consents or facilitating Buyer’s further investigations or inquiries) shall be paid by Buyer, and 100% of the filing fees required to be paid under the HSR Act by all Parties shall be paid by Buyer.
Section 7.05    Confidentiality.
(a)    Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof. Except as provided in Section 7.02 (Press Releases), each of the Parties shall, and shall cause its respective Representatives to not, disclose the terms and provisions of this Agreement without the prior written consent of Buyer and the Seller, provided that the Parties may disclose such terms and provisions to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective business and affairs or as required by applicable Law.
(b)    If the transactions contemplated hereby are not consummated, Buyer and each of its Representatives shall maintain the confidentiality of all non-public information obtained during its or their due diligence review of the Target Companies and shall not use such information in the conduct of Buyer’s or its Affiliates’ businesses, and shall destroy or return to the Target Companies all documents received from the Target Companies and all copies thereof containing any such information, in each case pursuant to the terms of the Confidentiality Agreement.
(c)    From and after the Closing Date, the Seller will, and will cause its respective Affiliates to, keep confidential, and will not divulge, allow access to or use in any way, any and all information concerning the business and affairs of the Target Companies that is not generally known to the public and about which the Seller has knowledge due to its prior ownership of, or other participation in the conduct of the business of, the Target Companies. Notwithstanding the foregoing, the Seller may disclose and use such information to the extent (i) required by applicable Law, (ii) required to comply with a request of Parent or any of its Affiliates, (iii) to exercise rights or perform obligations under this Agreement or any Ancillary Document or (iv) file and otherwise administer Tax Returns. The Seller acknowledges that such confidential information constitutes a unique and valuable asset of the Target Companies. The Seller further acknowledges that Buyer has required that the Seller make the agreements in this Section 7.05(c) as a condition to Buyer’s willingness to consummate the transactions contemplated by this Agreement. The Seller agrees that the agreements contain in this Section 7.05(c) are reasonable and necessary to protect the legitimate interest of Buyer and that any violation or breach of this Section 7.05(c) will result in irreparable injury to Buyer and the Target Companies for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Buyer or the Target Companies for such violation or breach and regardless of any other provision contained in this Agreement, Buyer and the Target Companies will be entitled to injunctive and other equitable remedies restraining such violation or breach.
Section 7.06    Provision Respecting Representation of the Seller.
(a)    Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, stockholders, officers, employees and Affiliates, that Foley & Lardner LLP may serve as counsel to the Seller Parties, on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Foley & Lardner LLP (or any of their respective successors) may serve as counsel to the Seller Parties in connection with any matter, litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Target Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties acknowledge that Foley & Lardner LLP has represented and performed services for the Target Companies prior to the Closing and consent to the sharing by Foley & Lardner LLP (or any of their respective successors), as applicable, with the Seller Parties of all information obtained during such past representation that Foley & Lardner LLP (or any of their respective successors), as applicable, reasonably believes in good faith to be relevant to any future matter, dispute or litigation with respect to this Agreement or any Ancillary Document.
(b)    Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Target Companies), agrees that, as to all communications between or among Foley & Lardner LLP and any Seller Party, the Target Companies and/or any of their respective Affiliates (including their respective employees) that relate in any way to the potential divestiture of all or any part of the Target Companies, including the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by Buyer or any of its Affiliates (which, for this purpose, shall be deemed to include the Target Companies). Notwithstanding the foregoing, if a dispute arises between Buyer or any Target Company and any Person other than the Seller Parties or any of their Affiliates after the Closing, then the applicable Target

Company may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Foley & Lardner LLP; provided, however, that neither Buyer nor any Target Company may waive such privilege without the prior written consent of the Seller.
(c)    Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Target Companies) agrees that the Seller Parties shall be permitted to retain Schenk SC to review the Closing Balance Sheet and related materials and to prepare Tax Returns, notwithstanding any conflict of interest that may be caused by the fact that Schenk SC represents or previously represented Buyer, the Target Companies or their respective Affiliates.
(d)    Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Target Companies) agrees that all communications with, and work product of, Foley & Lardner LLP as they relate to the advice concerning the potential sale or divestiture of all or any part of the Target Companies, including the transactions contemplated hereby and any prior transactions with other potential acquirors (collectively, the “Protected Information”), are the sole and exclusive property of the Seller and shall be retained by the Seller. Except to the extent required by applicable Law, Buyer shall not, and shall cause its Affiliates (including the Target Companies) not to, disclose any Protected Information to any Person or use any Protected Information for any purpose, including in connection with any claims under Article X.
Section 7.07    Directors’ and Officers’ Indemnification.
(a)    From and after the Closing, Buyer shall not, and shall cause each of the Target Companies and their Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any Target Companies Charter Document as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were equity holders, managers, directors, officers or employees of the Target Companies, except as required by Law. From and after the Closing, Buyer shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.07.
(b)    At the Closing, Buyer, the Seller and the Target Companies shall obtain a fully-paid up and non-revocable “tail” policy providing liability insurance coverage, on terms and conditions reasonably acceptable to Gardetto, covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Target Companies’ managers’, directors’ or officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and Buyer shall cause the Target Companies to maintain such “tail” policy in full force and effect for a period of at least six (6) years after the Closing Date. The cost of the “tail” policy shall be borne 100% by Buyer.
(c)    Notwithstanding anything to the contrary contained herein, Buyer shall not be required to indemnify any Person for such Person’s criminal conduct or fraud.
Section 7.08    Personal Assets; Free Snacks. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that (a) the Seller (or Gardetto) owns the assets described in Exhibit E attached hereto; (b) such assets are located at the Real Property as of the Closing; (c) the Seller (or Gardetto) shall have the right to remove such assets from the Real Property; and (d) no Party other than the Seller shall have any claim, under this Agreement or otherwise, with respect to such assets or the removal of such assets from the Real Property. In addition, the Parties acknowledge that neither Buyer nor any Target Company has any right, title or interest in or to any of the equity securities or assets of The Every Day Good Company or The Every Day Good Foundation, Inc. (including any rights relating to the everydaygood.com domain name). Gardetto shall have the right to receive free snacks from the Target Companies for personal use for a period of five (5) years after the Closing Date, provided that Gardetto (or her designee) retrieves such snacks from BBI’s facility upon reasonable notice during normal business hours.
Section 7.09    Further Tax Matters.
(a)    Purchase Price Allocation. Buyer and the Seller shall allocate the Closing Consideration, as adjusted pursuant to Section 2.06 (Post Closing Adjustment), or any other provision of this Agreement or the Capital Expenditure Reimbursement Agreement, liabilities of the Target Companies (as determined for Tax purposes) (plus other relevant items) to the Assets of the Target Companies for all purposes (including Tax purposes) in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Exhibit D attached hereto reflects the methodology for determining the fair market value of the Assets of the Target Companies for purposes of such allocations. The Parties will prepare and file all Tax Returns in a manner consistent with this Section 7.09(a), such allocation of the Closing Consideration, and the fair market values so determined, and neither Buyer nor the Seller, nor any of their respective Affiliates, shall take any Tax position on any Tax Return that is inconsistent with this Section 7.09(a), such allocation of the Closing Consideration, or such fair market values unless required to do so by applicable Law.

(b)    Section 338(h)(10) Election. Buyer and Seller (and any required affiliate of such Buyer and Seller) shall join in making an election under Section 338(h)(10) of the Code (as well as any identical or similar provisions under state or local Law) with respect to BBI (the “Section 338(h)(10) Election”). Buyer and Seller agree to cooperate in all respects for the purpose of the preparation and filing of the Section 338(h)(10) Election (including the preparation and execution of the Form 8023) and jointly filing effective Section 338(h)(10) Election on a timely basis and comply with the rules and Treasury Regulations applicable to such Section 338(h)(10) Election.

(c)    Closing of Taxable Years. The Parties agree that, as a result of the transactions contemplated by this Agreement, the taxable year of the Target Companies shall terminate for U.S. federal and, unless otherwise required by applicable Tax Law, any applicable state and local Income Tax purposes as of 11:59 p.m. Central time on the Closing Date.

(d)    Tax Returns.

(i)    Income Tax Returns. Following the Closing, the Seller shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Target Companies for all Pre-Closing Tax Periods that are not filed on or before the Closing Date and shall pay or cause to be paid all Taxes shown as due thereon. Buyer and the Target Companies shall cooperate with the Seller in preparing and filing such Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns (in a manner and time following the end of the relevant Tax period consistent with past practice), making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided, and signing and delivering to the Seller for filing any Tax Returns prepared in accordance with this Section 7.09 that are required to be signed by Buyer or any Target Company. Buyer and the Seller agree that such Tax Returns shall, to the maximum extent permitted by applicable Law, include as an Income Tax deduction on or before the Closing Date (x) the amount of any Transaction Expenses (to the extent such amounts are deductible, taking into account the safe harbor contained in IRS Revenue Procedure 2011-29), (y) the payment of any item reflected in Indebtedness, and (z) the amount of any deferred financing fees written off in connection with the transactions contemplated hereby (collectively with clauses (x) and (y), the “Transaction Tax Deductions”); provided, however, that, in the event that such Transaction Tax Deductions (i) are deductible for federal Income Tax purposes by the Buyer (or as applicable, any of its Affiliates) and (ii) are required to be deferred to a date after the Closing Date as a result of any Tax audit or other Tax proceeding or otherwise, Buyer shall pay an additional amount to the Seller equal to the amount of such Transaction Tax Deductions multiplied by 35%, when such Transaction Tax Deductions are actually realized and received by the Buyer (or any of its Affiliates) in cash or cash equivalents (taking into account such Transaction Tax Deductions only after taking into account any and all other items of income, gain, loss, deduction or credit).

(ii)    Non-Income Tax Returns. Following the Closing, the Buyer shall prepare or cause to be prepared and file or cause to be filed all non-Income Tax Returns for the Target Companies for all Pre-Closing Tax Periods and all Straddle Periods that are not filed on or before the Closing Date, and Seller shall pay or cause to be paid all Taxes shown as due thereon with respect to a Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.09(d)(vi) (Straddle Period)). For avoidance of doubt, this Section 7.09(d)(ii) shall apply to any information returns (such as IRS Forms 1099) filed or issued with respect to any Pre-Closing Tax Period of the Target Companies.

(iii)    Preparation Standards. To the extent not discussed in this Section 7.09(d) (Tax Returns), each Tax Return shall be prepared in a manner consistent with the past practice of the Target Companies, except as otherwise required by applicable Tax Law or changes in facts; provided that, with respect to any particular item, there is at least substantial authority within the meaning of Treasury Regulation Section 1.6662-4(d) for such treatment of the item. In the event that the most recent past practice with respect to the treatment of any item does not meet the foregoing standards, the item shall be addressed and reflected in the applicable Tax Return in a manner that is more likely than not correct.

(iv)    Review. The Party preparing each Tax Return related to a Pre-Closing Tax Period or a Straddle Period shall provide the other Party with drafts of any such Tax Returns, together with appropriate supporting work papers and schedules, no later than thirty (30) days prior to the due date thereof (taking into account any extensions thereof) and shall permit the other Party to review and comment on such Tax Returns. The preparing Party shall consider in good faith any comments by the other Party on such Tax Returns that are provided in writing within ten (10) days of receipt of such draft Tax Returns. If Buyer and the Seller disagree about whether any such comments should be accepted, the Accounting Firm shall resolve such disagreement in accordance with the provisions of Section 7.09(k) (Dispute Resolution).

(v)    Amendments. Without the prior written consent of Seller, which may not be unreasonably withheld, conditioned or delayed, the Target Companies shall not (and Buyer shall not permit the Target Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Pre-Closing Tax Period or Straddle Period.

(vi)    Straddle Period. Taxes for any Tax period of the Target Companies that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Seller for the portion of the Tax period up to and including the Closing Date and (ii) to Buyer for the portion of the Tax period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including Income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the end of the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of end of the Closing Date, provided that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of 11:59 p.m. Central time on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that any Taxes attributable to any actions not in the Ordinary Course of Business that are taken by the Buyer after the Closing on the Closing Date (which, for the avoidance of doubt, shall not include any of the actions set forth in Section 7.08) shall be allocated to Buyer.

(e)    Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 50% by the Seller and 50% by Buyer. The Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(f)    Tax Indemnification. Subject to the limitations in Section 10.04(c), the Seller shall indemnify Buyer and its Affiliates from and against all liability for (i) Taxes of the Target Companies for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.09(d)(vi) (Straddle Period)) and (ii) any Tax imposed on BBI attributable to making the Section 338(h)(10) Election; provided, however, such indemnification shall not apply to the extent any such Tax is reflected in the determination of Indebtedness, Transaction Expenses or Working Capital and is taken into account in the Closing Consideration or any post-Closing adjustment or indemnification payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.09(h) (Tax Proceedings), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court unless payment of the Tax is required as a condition to a contest.

(g)    Tax Refunds. The Seller shall be entitled to any refunds received for U.S. federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period or the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.09(d)(vi) (Straddle Period)) of the Target Companies, along with any interest paid with respect thereto by the relevant Governmental

Authorities. Buyer shall cause any such refunds (including interest) to which the Seller is entitled that are received by the Target Companies or any Affiliate thereof after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Seller, net of all out-of-pocket expenses (including Taxes) incurred by Buyer, the Target Companies, or any Affiliate thereof with respect thereto.

(h)    Tax Proceedings. If a claim shall be made by any Governmental Authority in respect of the Target Companies for a Pre-Closing Tax Period, Buyer shall promptly and in any event no more than ten (10) days following Buyer’s receipt of such claim, give written notice to the Seller of such claim; provided, however, that the failure of Buyer to give such notices shall only relieve the Seller from their indemnification obligations hereunder to the extent of increased Taxes actually resulting from such failure or unless such failure prevents the Seller from taking meaningful control of such Tax Proceeding. With respect to any Tax claim relating to a Pre-Closing Tax Period, the Seller shall control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Seller’s expense. Buyer shall control at its own expense all proceedings taken in connection with any Tax claim relating to the Target Companies during any Straddle Period and in connection with any Tax claim relating to the Target Companies for a Tax period beginning after the Closing Date. The Seller shall promptly notify Buyer if it decides not to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement. No Tax claim for a Pre-Closing Tax Period for which the Seller is entitled to control all proceedings may be settled without the written consent of Buyer, such consent not to be unreasonably withheld or delayed. Buyer, the Seller, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 7.09(h) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods. Subject to the foregoing, (i) in the case of a Tax claim for a Pre-Closing Tax Period for which the Seller is entitled to control all proceedings, Buyer may participate in such proceedings (including through its own counsel) at Buyer’s expense, and (ii) in the case of a Tax claim for a Pre-Closing Tax Period for which Buyer is entitled to control all proceedings, the Seller may participate in such proceedings (including through its own counsel) at the Seller’s expense. The Parties shall satisfy their indemnity obligations pursuant to Section 7.09(f) (Tax Indemnification) within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax Law) or settlement of the relevant Tax claim is made.

(i)    Cooperation. Buyer, the Target Companies, the Seller and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 7.09, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 7.09. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall use its commercially reasonable efforts to provide such cooperation as necessary so that the Tax Returns described in Section 7.09(d) (Tax Returns) can be filed no later than 90 days after the Closing Date.

(j)    Incremental Payment to Seller for Certain Tax Obligations.

(i)    Buyer and Seller acknowledge that the allocation of the Closing Consideration in accordance with Section 7.09(a) represents a negotiated and good faith attempt to properly allocate the Closing Consideration among the Assets of the Target Companies for federal Income Tax purposes, taking into account the information reasonably available to the Parties. Notwithstanding the foregoing and subject to Seller’s compliance with Section 7.09(j)(ii) and the Tax reporting required pursuant to Section 7.09(a), Buyer hereby agrees to, and shall, pay to Seller the amount of any incremental U.S. federal and state Income Taxes payable by Seller (or Gardetto or any Affiliate of Seller) resulting from the re-characterization by a Governmental Authority of payments reported as received in exchange for an asset described in Section 197 of the Code to payments re-characterized as payments that result in depreciation recapture amounts (e.g., assets subject to recapture pursuant to Sections 1245 or 1250 of the Code or any similar state Income Tax provision) (“Incremental Taxes”). Any dispute related to the calculation of any such payment shall be subject to the resolution procedures set forth in Section 7.09(k).

(ii)    Seller shall promptly notify Buyer upon receipt by Seller (or Gardetto or any Affiliate of Seller) of notice of any inquiries, claims, assessments, deficiencies, audits, litigation or other judicial or administrative proceedings with respect to Incremental Taxes (each, an “Incremental Tax Matter”). Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to control the defense of any Incremental Tax Matter; provided, however, that (a) Seller shall not enter into any settlement of or otherwise compromise any such Incremental Tax Matter without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), (b) Seller shall keep Buyer fully and timely informed with respect to the commencement, status, material developments, and nature of any such Incremental Tax Matter, and (c) none of Seller, Gardetto or any Affiliate of Seller shall take any action that would cause the extension of the applicable statute of limitations for any relevant Tax period in which such Person is required to include the income, gain, loss or deduction from the sale of the Shares by Seller to Buyer (and the other transactions contemplated by this Agreement).

(k)    Dispute Resolution. Except with respect to matters addressed by Section 7.09(h) (Tax Proceedings), any dispute, controversy or claim between Buyer, on the one hand, and the Seller, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Buyer and the Seller shall be submitted to the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.06 (Post Closing Adjustment).

Section 7.10    Financing Cooperation. The Seller and the Target Companies shall provide, and shall cause their respective officers, auditors and legal advisors to provide, during normal business hours, such reasonable cooperation in connection with the arrangement of Buyer’s financing as may be reasonably requested by Buyer. Buyer shall reimburse the Seller and the Target Companies for all reasonable out of pocket expenses related to such cooperation which are incurred at Buyer’s request. Notwithstanding the foregoing, Buyer shall update the Seller and its Representatives upon request regarding the sources and status of its financing for this transaction. Nothing in this Section 7.10, including any breach by the Seller and/or the Target Companies of this Section 7.10, shall affect Buyer’s obligations under Section 5.05 or Parent’s obligations under Section 11.17.
Section 7.11    Exclusivity. The Seller has been in negotiations with other parties concerning a possible sale of the Target Companies, and such other parties have obtained certain information relating thereto. As of the date hereof, the Seller agrees to immediately terminate, and to cause its affiliates, representatives, agents, officers, employees, attorneys and accountants to terminate, all existing negotiations or activities with any party other than Buyer, its Affiliates and their Representatives. The Seller agrees that it will not and will not permit its Affiliates or its Affiliates’ officers, directors, employees, advisors or other agents or representatives to, directly or indirectly, (i) solicit, entertain, initiate or knowingly encourage any inquiries, proposals or offers from any Person relating to any acquisition of the Shares or all or substantially all of the assets of the Target Companies (other than the inventory of the Target Companies in the Ordinary Course of Business or obsolete equipment) or any merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving the Seller or any Target Company, or (ii) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (A) participate in any discussions or negotiations relating to such effort or attempt with such other Person, (B) furnish to any other Person any confidential information knowingly with respect to the Target Companies in connection with any such effort or (C) otherwise knowingly cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, in any such case described in clause (i) or (ii), other than with Buyer, its Affiliates and their Representatives. If any Person makes any such effort described in clause (ii) of the immediately preceding sentence, the Seller will immediately notify Buyer.
Section 7.12    Employee Matters.
(a)    Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.
(b)    For a period of not less than two years after the Closing Date, Buyer shall, or shall cause BBI to, (i) provide the employees of BBI, at a minimum, with base salary or wage levels and bonus opportunities (but excluding equity compensation plans, defined benefit retirement, or non-qualified retirement plans) that are substantially similar in the aggregate to those provided to such employees prior to the Closing Date; (ii) provide the employees of BBI, at a minimum, with benefit plans, programs and arrangements (but excluding equity compensation plans, defined benefit retirement, or non-qualified retirement plans) that are substantially similar in the aggregate to those provided to similarly situated employees of Buyer (acknowledging that such employees may become participants in Buyer’s benefit plans in accordance with the terms of such plans as described below); (iii) maintain substantially similar employment levels in the aggregate in relation to the employment levels of BBI on the Closing Date; (iv) not require any employees of BBI to relocate outside of the Milwaukee metropolitan area without his or her consent; (v) maintain substantially similar levels of community support in relation to the items set forth on Schedule 7.12(b); and (vi) maintain operations in the current BBI facility; provided, that with respect to the foregoing clauses (i)-(vi), no material change shall be made by Buyer or BBI to any of the foregoing without the prior approval of Gardetto (with such approval not to be unreasonably withheld, conditioned or delayed).
(c)    Prior to January 1, 2015, Buyer shall cause BBI to continue to make available to its employees the Employee Benefit Plans that BBI has in effect on the Closing Date. On or after January 1, 2015, Buyer may cause the employees of BBI to become participants in Buyer’s Employee Benefit Plans in accordance with the terms of such plans (subject to the requirements of Section 7.12(b)). At that time, Buyer shall, or shall cause BBI to, to the extent permitted under Buyer’s Employee Benefit Plans, recognize all service credited under an Employee Benefit Plan through the Closing for purposes of eligibility, vesting and entitlement to benefits under any similar benefit plan, program or arrangement provided for the benefit of the employees of BBI after the Closing. To the extent permitted under Buyer’s Employee Benefit Plans, Buyer shall, or shall cause BBI to, cause to be waived all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements and other conditions under any group health and welfare plans provided to employees of BBI after the Closing with respect to employees and their eligible dependents to the extent they would not apply under the comparable Employee Benefit Plan.

(d)    Nothing in this Section 7.12 shall (i) create any third-party beneficiary or other rights in any BBI employee or other service provider of the Target Companies, including rights in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or any employee benefit plan maintained by Buyer or Parent; (ii) be construed as an amendment, waiver or creation of or limitation on the ability to amend or terminate any Employee Benefit Plan or any employee benefit plan maintained by Buyer or Parent; or (iii) be interpreted as requiring any Target Company, Buyer, the Seller, or any Affiliate of any of the foregoing to continue to employ any particular BBI employee or other service provider of the Target Companies for any specified period of time.
Section 7.13    Post-Closing Record Retention and Access. From and after the Closing, Buyer shall provide the Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to any books and records and other materials relating to periods prior to the Closing Date in connection with general purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including, with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether such Action is a matter with respect to which indemnification may be sought hereunder), or to comply with the rules and regulations of the Internal Revenue Service or any other Governmental Authority, provided that Buyer shall not be required to engage a third party to perform any services solely on account of a request made by the Seller or its authorized Representatives under the previous sentence. Buyer’s obligations with respect to such books and records shall include maintaining, for a period of seven (7) years following the Closing Date, computer systems permitting reasonable access to any such books and records which are stored in electronic form. Unless otherwise consented to in writing by the Seller, Buyer shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Target Companies, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Seller such books and records and materials or such portions thereof. Any information provided to the Seller or its Representatives in accordance with this Section 7.13 shall be held and treated as confidential information as described in Section 7.05. Notwithstanding anything to the contrary in this Agreement, Buyer and each of the Target Companies shall not be required to disclose any information to the Seller or their authorized Representatives if such disclosure would contravene any Laws or binding judgments or orders of any Governmental Authority.
ARTICLE VIII
CONDITIONS
Section 8.01    Conditions to Obligations of Buyer and the Seller. The obligations of Buyer and the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer and the Seller) of the following conditions as of the Closing:
(a)    HSR Waiting Period. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(b)    Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other Law of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.
Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer) of the following conditions as of the Closing:
(a)    Representations and Warranties.
(i)    The representations and warranties set forth in Section 3.04 (Capitalization) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing. Each of the other representations and warranties made by the Target Companies in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Target Companies in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).
(ii)    The representations and warranties set forth in Section 4.03 (Ownership of Shares) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing. Each of the other representations and warranties made by the Seller in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Seller in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects at and as of the date hereof and at and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).
(b)    Performance of Covenants. The Target Companies and the Seller shall have performed and complied with in all material respects all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.
(c)    Absence of a Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.
(d)    Deliveries. The Seller shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.04 (Deliveries at the Closing).
(e)    Return of Confidential Information. Prior to or at the Closing, the Target Companies shall have requested in writing the return or destruction of all confidential information of the Target Companies provided to any Person pursuant to a confidentiality agreement with such Person entered into in connection with such other Person’s interest in a possible business combination with the Target Companies.

Buyer may waive any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Seller) or this Section 8.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Seller) or this Section 8.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.03    Conditions to Obligations of the Target Companies and the Seller Parties. The obligations of the Target Companies and the Seller Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Seller) of the following conditions as of the Closing:
(a)    Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by Buyer in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable).
(b)    Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.
(c)    Deliveries. Buyer shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.04 (Deliveries at the Closing).
The Seller may waive any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Seller) or this Section 8.03 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Seller) or this Section 8.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Seller and the Seller if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.
ARTICLE IX
TERMINATION; EFFECT OF TERMINATION
Section 9.01    Termination. This Agreement may be terminated prior to the Closing as provided below:
(a)    by mutual written consent of the Seller and Buyer;
(b)    by the Seller, if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.03(a) (Conditions to Obligations of the Target Companies and the Seller) or Section 8.03(b) (Conditions to Obligations of the Target Companies and the Seller Parties) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Buyer of written notice of such breach or failure from the Seller (it being understood and hereby agreed that the Seller may not terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such fifteen (15) day period); provided that the failure by Buyer to deliver the Closing Consideration as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller;
(c)    by Buyer, if there has been a material breach or failure to perform on the part of the Target Companies or the Seller of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.02(a) (Conditions to Obligations of Buyer) or Section 8.02(b) (Conditions to Obligations of Buyer) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Seller of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 9.01(c) if such breach or failure is cured within such fifteen (15) day period);
(d)    by the Seller or Buyer if a Governmental Authority shall have issued an order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall have complied with its obligations under Section 6.02 (Notices and Consents) by using its commercially reasonable efforts to have any such order or other action vacated or lifted);
(e)    by the Seller, if the transactions contemplated by this Agreement have not been consummated by June 30, 2014 (the “Seller Outside Date”); provided that (i) the Seller Outside Date shall be automatically extended until July 31, 2014 to the extent necessary to satisfy the condition set forth in Section 8.01(a), (ii) the Seller Outside Date may be subject to extension pursuant to Section 6.04 (Supplemental Schedules) if applicable, and (ii) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(f)    by Buyer, if the transactions contemplated by this Agreement have not been consummated by June 30, 2014 (the “Buyer Outside Date”); provided that (i) the Buyer Outside Date shall be automatically extended until July 31, 2014 to the extent necessary to satisfy the condition set forth in Section 8.01(a), (ii) the Buyer Outside Date may be subject to extension pursuant to Section 6.04 (Supplemental Schedules) if applicable, and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(f) if such Person’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
Section 9.02    Effect of Termination. Except for the provisions of this Section 9.02, Section 7.02 (Press Releases), Section 7.04 (Transaction Expenses), Section 7.05 (Confidentiality) and ARTICLE XI (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any liability to any other Party or its members, managers, equity holders, directors or officers in respect thereof, except, in the case of Buyer and Parent, for any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby; provided, however, that any party terminating this Agreement pursuant to Section 9.01 shall have the right to recover damages sustained by such party as a result of a willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud by the other party; provided, further, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate this Agreement under Section 9.01.

ARTICLE X
INDEMNIFICATION
Section 10.01    Survival of Certain Representations and Warranties, Covenants and Agreements. The representations and warranties of each of the Parties set forth in this Agreement shall survive the Closing and continue through and until 11:59 p.m. Central time on the General Survival Date; provided, however, that (A) the representations and warranties of (i) the Target Companies set forth in Section 3.01 (Organization of the Target Companies), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.05 (Subsidiaries), Section 3.06 (Broker’s Fees), and Section 3.16(a) (Ownership of Assets) (first sentence only); (ii) the Seller set forth in Section 4.01 (Organization), and Section 4.02 (Authorization of Transaction; Binding Effect); (iii) Buyer set forth in Section 5.01 (Organization of Buyer), Section 5.02 (Authorization of Transaction; Binding Effect) and Section 5.04 (Broker’s Fees); (iv) Parent set forth in Section 11.17(b); and (v) Gardetto set forth in Section 11.18(b) (clauses (i), (ii), (iii), (iv) and (v), collectively with the Capitalization Representations and the Tax Representations, the “Fundamental Representations”) shall survive the Closing and continue through and until 11:59 p.m. Central time on the date that is the 5th anniversary of the Closing Date; (B) the representations and warranties of the Target Companies set forth in Section 3.04 (Capitalization) and of the Seller set forth in Section 4.03 (Ownership of Shares) (collectively, the “Capitalization Representations”) shall not terminate and shall continue indefinitely; and (C) the representations and warranties of the Target Companies set forth in Section 3.11 (Tax Matters) and Buyer set forth in Section 5.09 (Taxes) (collectively, the “Tax Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for the full period of the applicable statute or period of limitations with respect to the matters set forth therein plus 30 days. All covenants and agreements of the Target Companies, the Seller, Gardetto, Parent and Buyer contained in this Agreement that are to be performed in whole prior to the Closing shall survive the Closing and continue through and until 11:59 p.m. Central time on the date that is the General Survival Date. All covenants and agreements of the Target Companies, the Seller, Gardetto, Parent and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing shall survive indefinitely (unless such covenant or agreement has a shorter period), as shall any claims for fraud. Any matter as to which a party has asserted a claim for indemnification pursuant to this ARTICLE X during the applicable survival period specified in this Section 10.01 that is pending or unresolved at the end of the applicable survival period, shall survive and continue to be covered by this ARTICLE X until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.
Section 10.02    Indemnification by the Seller. Subject to the limitations set forth in this ARTICLE X:
(a)    If the Closing occurs, the Seller shall indemnify, defend and hold harmless Buyer and each of its Representatives (each, a “Buyer Indemnified Party”) from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all claims, losses, liabilities, costs, expenses, fines, penalties and damages, including investigation costs, settlement costs, court costs and reasonable legal fees and expenses (“Damages”), suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by the Target Companies or the Seller of any representation or warranty made by the Target Companies or the Seller in this Agreement; (ii) the breach by the Target Companies or the Seller of any covenant or agreement to be performed by it prior to the Closing under this Agreement or in any certificate delivered under Section 2.04(e)(xi); or (iii) any Transaction Expenses that were not paid in accordance with Section 2.02(c). In addition, if the Closing occurs, the Seller shall reimburse, indemnify, defend and hold harmless BBI from and against and in respect of, and pay and reimburse BBI for, 50% of the Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from Item 3 of Schedule 3.15.
(b)    Any Damages payable by the Seller pursuant to this Section 10.02 shall be paid (i) first from the Indemnification Escrow Funds and (ii) thereafter directly from the Seller.
Section 10.03    Indemnification by Buyer. If the Closing occurs, Buyer shall indemnify, defend and hold harmless the Seller and each of its Representatives (each, a “Seller Indemnified Party”) from and against and in respect of, and pay and reimburse each Seller Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by Buyer of any representation or warranty made by Buyer in this Agreement or in any certificate delivered under Section 2.04(f)(vii); (ii) the breach by Buyer or Parent of any covenant or agreement to be performed by it hereunder; and/or (iii) the breach by the Target Companies of any covenant or agreement to be performed by them under this Agreement after the Closing.
Section 10.04    Limitations. Notwithstanding anything herein to the contrary:
(a)    Individual Claim Threshold. No Buyer Indemnified Party shall make an indemnity claim under Section 10.02(a)(i) (Indemnification by the Seller) with respect to an individual item or series of related items of Damage unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Buyer Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Amount”). No Seller Indemnified Party shall make an indemnity claim under Section 10.03(i) (Indemnification by Buyer) with respect to an individual item or series of related items of Damage unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Seller Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds the De Minimis Amount. All such Damages arising from the same set of facts and circumstances that do not exceed the De Minimis Amount in the aggregate shall be excluded when determining whether the Deductible Amount referred to in Section 10.04(b) has been satisfied. Notwithstanding the foregoing, the individual claim threshold set forth in this Section 10.04(a) shall not apply to breaches of the Fundamental Representations.
(b)    Deductible Amount. No Buyer Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.02(a)(i) (Indemnification by the Seller) unless, until and only to the extent that any Buyer Indemnified Party (individually or collectively with all other Buyer Indemnified Parties) has suffered or incurred actual Damages in respect of Section 10.02(a)(i) aggregating in excess of $1,218,750 (the “Deductible Amount”), whereupon any Buyer Indemnified Party shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein. No Seller Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.03(i) (Indemnification by Buyer) unless, until and only to the extent that any Seller Indemnified Party (individually or collectively with all other Seller Indemnified Parties) has suffered or incurred actual Damages in respect of Section 10.03(i) aggregating in excess of the Deductible Amount, whereupon any of the Seller Indemnified Parties shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of the Fundamental Representations.
(c)    Indemnity Cap. The aggregate liability of the Seller Indemnifying Parties pursuant to Section 10.02(a) (Indemnification by the Seller) (including pursuant to Section 10.02(a)(i) for breaches of Fundamental Representations) shall not exceed the Final Consideration less the Transaction Expenses, provided that the aggregate liability of all Seller Indemnifying Parties pursuant to Section 10.02(a)(i) (Indemnification by the Seller) for breaches of representations and warranties, other than Fundamental Representations, shall not exceed $11,700,000 (each of the foregoing two limitations, the “Indemnity Cap”). Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnifying Parties shall not be required to make payments on account of claims for indemnification under this Agreement (including from the Indemnification Escrow Funds) in excess of the total cash proceeds received by the Seller pursuant to this Agreement.
(d)    Each Person providing indemnification pursuant to this ARTICLE X is also referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this ARTICLE X is also referred to herein as an “Indemnified Party.” For purposes of determining the liability of any Indemnifying Party under this ARTICLE X for any Damages, appropriate reductions shall be made to reflect the recovery pursuant to any insurance policy actually received by any Indemnified Party in respect of such Damages, net of any expenses incurred by such Indemnified Party in collecting such recovery. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later actually receives insurance recoveries, as described in the immediately preceding sentence, in respect of the related Damages or indemnification payments that were not previously accounted for with respect to such Damages or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than ten (10) days after delivery of such notice by such Indemnified Party, pay (or cause the Escrow Agent to pay from the Indemnification Escrow Funds) to the Indemnifying Party an amount equal to the lesser of (A) any such net insurance recoveries and (B) the actual amount of the indemnification payments previously paid by the Indemnifying Party with respect to such Damages. Solely for purposes of calculating the amount of Damages incurred out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.
(e)    Notwithstanding anything to the contrary in this Agreement, the De Minimis Amount, Deductible Amount, Indemnity Cap and the limitations on the survival period set forth in Section 10.01 shall not apply with respect to fraudulent, criminal or intentional misconduct.
Section 10.05    Exclusive Remedy. From and after the Closing, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification set forth in Section 7.09(f) (Tax Indemnification) and this ARTICLE X, except for claims based on any Party’s fraudulent, criminal or intentional misconduct. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 7.09(f) (Tax Indemnification), Section 10.02 (Indemnification by the Seller) and Section 10.03 (Indemnification by Buyer) (and subject to the other provisions of this ARTICLE X), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy), including the remedy of rescission and remedies that may arise under common law, it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Requirements) or otherwise. Nothing in this Section 10.05 shall limit any Person’s right to seek and obtain any equitable relief available.
Section 10.06    Procedures for Third-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail (including, to the extent reasonably ascertainable, the amount of such claim, the nature and basis of such claim and the relevant facts and circumstances relating thereto), of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, subject to the limitations set forth in this Section 10.06, to assume the defense thereof with counsel selected by the Indemnifying Party, in each case at its expense, so long as (i) the Third-Party Claim does not seek an injunction or similar equitable relief that is reasonably likely to be awarded and that, if awarded, would materially and adversely affect the conduct of the business of the Target Companies, and (ii) the Third-Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment or investigation. If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.06, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that, if there exists a conflict of interest for which the grant of a waiver would be inappropriate in the reasonable, good faith judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel in each jurisdiction for which the Indemnified Party determines counsel is necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel will contest such Third-Party Claims in good faith. Subject to the limitations set forth in this ARTICLE X, the Indemnifying Party shall also be liable for the reasonable fees and expenses of counsel engaged by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof. Each Party shall cooperate, and shall cause their respective Affiliates to cooperate, in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates; (ii) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim; and (iii) no damages other than monetary damages (or customary confidentiality and similar restrictions) are paid with regard to such Third-Party Claim. No Indemnified Party shall settle or compromise any Third-Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim; provided that it shall be reasonable for the Indemnifying Party to withhold any such consent if such settlement or compromise creates any liability or obligation on the part of such Indemnifying Party (excluding customary confidentiality and similar restrictions) or otherwise affects any claims that are then pending or threatened, or may be made, against such Indemnifying Party. Where the provisions of this Section 10.06 conflict with the provisions of Section 7.09(h) (Tax Proceedings), the provisions of Section 7.09(h) (Tax Proceedings) shall control.
Section 10.07    Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-

Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto. Failure or delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnified Party shall provide the Indemnifying Party with access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages and shall make its personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this ARTICLE X, and the Indemnifying Party shall pay (or, if applicable, instruct the Escrow Agent to pay from the Indemnification Escrow Funds) the amount of such liability to the Indemnified Party promptly on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined and liquidated. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. Following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.07 or by arbitration), the Indemnifying Party shall, no later than three (3) Business Days following such final determination, pay (or, if applicable, instruct the Escrow Agent to pay from the Indemnification Escrow Funds) such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party. Where the provisions of this Section 10.07 conflict with the provisions of Section 7.09(h) (Tax Proceedings), the provisions of Section 7.09(h) (Tax Proceedings) shall control.
Section 10.08    Duty to Mitigate. The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X. The costs and expenses of such mitigation efforts shall be included in the Indemnified Party’s Damages for which the Indemnified Party will become entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X.
Section 10.09    No Punitive Damages; No Consequential Damages. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable or otherwise responsible for punitive or exemplary damages (unless such punitive or exemplary damages are payable by an Indemnified Party to a third party (including a Governmental Authority)) or any other damages other than those that directly arise from the underlying breach; provided, however, that no Person shall be liable or otherwise responsible for consequential, special, indirect or incidental damages, diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings or EBITDA (or any other financial metric) suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from any breach of this Agreement.
Section 10.10    Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this ARTICLE X or pursuant to Section 7.09 (Further Tax Matters) shall be treated by the Parties, for federal Income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transactions contemplated by this Agreement.

ARTICLE XI
MISCELLANEOUS
Section 11.01    No Third Party Beneficiaries. Except as set forth in Section 7.09(f) (Tax Indemnification), Section 7.07 (Directors’ and Officers’ Indemnification), Section 10.02 (Indemnification by the Seller) and Section 10.03 (Indemnification by Buyer), each of which is expressly intended for the benefit of the Persons referenced therein, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 11.02    Equitable Remedies. Notwithstanding anything herein to the contrary, prior to the Closing, the Target Companies and the Seller, on the one hand, and Buyer, on the other hand, hereby agree that, in the event any of the Target Companies or the Seller, on the one hand, or Buyer, on the other hand, violate any provisions of this Agreement, the remedies at Law available to Buyer, on the one hand, and the Target Companies and the Seller, on the other hand, may be inadequate. In such event, the Target Companies and the Seller, on the one hand, and Buyer, on the other hand, shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by Buyer, on the one hand, or the Target Companies or the Seller, on the other hand.
Section 11.03    Entire Agreement. This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), and the documents referred to herein (including the Ancillary Documents and the Confidentiality Agreement) constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. Nothing in this Agreement shall be deemed to amend the Confidentiality Agreement.
Section 11.04    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned (i) by any Party other than Buyer without the prior written consent of Buyer or (ii) by Buyer without the written consent of the Seller, except that (a) Buyer may assign its right to purchase Shares hereunder in whole or in part to its Parent or any of its direct or indirect wholly owned Subsidiaries, without the prior written consent of the Seller, and (b) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with this Agreement and the consummation of the transactions contemplated hereby; provided that any such assignment by Buyer or Parent shall not relieve the assigning party of its obligations under this Agreement.
Section 11.05    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 11.06    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.07    Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by e-mail, mailed by prepaid first class certified mail, return receipt requested, or mailed by prepaid overnight courier, to the Parties at the following addresses or e-mail addresses:
If to the Target Companies (prior to Closing) or the Seller:
c/o Nannette M. Gardetto
9715 North Columbia Drive
Mequon, WI 53092
E-mail: ngardetto@baptistas.com
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Email: sbarth@foley.com
Attention: Steven R. Barth
If to Buyer or the Target Companies (after Closing):
Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place
Suite 900
Charlotte, NC 28277
E-mail: rpuckett@snyderslance.com
Attention: Rick D. Puckett, Executive Vice President and Chief Financial Officer
with copies (which shall not constitute notice) to:
Office of the Chief General Counsel
Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place
Suite 900
Charlotte, NC 28277
E-mail: zsmith@snyderslance.com
Attention: A. Zachary Smith III, Chief General Counsel
and
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
E-mail: alec.watson@klgates.com
Attention: Alec Watson

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.07 or by e-mail to the e-mail address as provided for in this Section 11.07, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Central time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.07, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 11.07, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.07. Any Party from time to time may change its address, e-mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 11.08    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.09    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Each Party irrevocably submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Delaware or the Circuit Court of Delaware in respect of any disputes or claims under Section 7.05 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.02 (Equitable Remedies). Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.07 (Notices) above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.09. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the matters to which it has submitted to jurisdiction in this Section 11.09 in the U.S. District Court for the District of Delaware or the Circuit Court of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such action, cause of action, claim, cross-claim or third-party claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.10    Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller or, in the case of a waiver, by Buyer or the Seller, as the case may be, waiving compliance. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 11.11    Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.12    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
Section 11.13    Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.” References in this Agreement to “the Target Companies” means one or both of the Target Companies, as the case may be. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. Notwithstanding anything to the contrary, all references in Article III, Article IV, Article V or Article VI to any Law shall be deemed to refer to such Law as enacted prior to the Closing Date and in effect as of the Closing Date.
Section 11.14    Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Target Companies and the Seller (or Buyer, as the case may be) set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement only to the extent it is reasonably apparent on its face from a reasonable reading of the Disclosure Schedules and such other section of this Agreement that such disclosure is also applicable to such other section of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.
Section 11.15    Arbitration.
(a)    Except for disputes and claims under Section 7.05 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.02 (Equitable Remedies) (which may be pursued in a court of competent jurisdiction as provided in Section 11.09 (Consent to Jurisdiction)), and disputes under Section 2.06 (Post Closing Adjustment), Section 7.09(a) (Purchase Price Allocation) and Section 7.09(k) (Dispute Resolution) (which disputes shall be governed by the provisions of such Sections), each Party agrees that arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.
(b)    The Parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration; (ii) such arbitrator shall have at least 15 years of experience, whether as an attorney or as a neutral arbitrator, with respect to equity purchase agreements and complex commercial contracts; and (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in Chicago, Illinois, unless otherwise agreed to by the Parties and the arbitrator.
(c)    In addition, the Parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the Parties hereto); (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 11.09 (Consent to Jurisdiction); and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 11.09 (Consent to Jurisdiction) may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the Laws governing this Agreement pursuant to Section 11.08 (Governing Law). Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the Parties subject to Section 11.15(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.
(d)    In the event that any party or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 11.15. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use commercially reasonable efforts to obtain, at the request and expense of the other Parties, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other Parties shall designate. Notwithstanding anything in this Section 11.15 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s Affiliates, associates or representatives. The Parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 11.15, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the Parties hereto; provided, however, that nothing in this Section 11.15 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.
Section 11.16    Costs and Expenses. In the event of any action for indemnification arising under ARTICLE X (Indemnification), the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder. In the event of any arbitration pursuant to Section 11.15 (Arbitration), each party to the arbitration shall bear its own costs and expenses (including the reasonable fees and expenses of legal counsel, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to the arbitration; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the non-prevailing party. Any costs and expenses payable by the Seller pursuant to ARTICLE X (Indemnification) or Section 11.15 (Arbitration) shall first be paid from the Indemnification Escrow Funds, and thereafter, directly from the Seller.
Section 11.17    Parent Guaranty.
(a)    Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Buyer (and any permitted assignees thereof) of all of its obligations to the Target Companies and the Seller pursuant to the terms of this Agreement and the Capital Expenditure Reimbursement Agreement (the “Buyer Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Buyer Guaranteed Obligations. Should Buyer default in the discharge or performance of all or any portion of the Buyer Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due and payable.
(b)    Parent hereby represents and warrants to the Target Companies and the Seller that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of North Carolina, and it has all power and authority to execute, deliver and perform its obligations under this Section 11.17; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (iv) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 11.17; and (v) it will have at the Closing sufficient funds immediately available to pay the Closing Consideration and the costs and expenses of Buyer and Parent in consummating the transactions contemplated by this Agreement and the Ancillary Documents and perform all of its obligations under this Section 11.17 and Buyer’s obligations under Section 2.01 and Section 2.02.
Section 11.18    Gardetto Guaranty.
(a)    Gardetto hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Seller (and any permitted assignees thereof) of all of its obligations to the Buyer and the Buyer Indemnified Parties pursuant to the terms of this Agreement to the extent arising from any breach of the Capitalization Representations (the “Seller Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Seller Guaranteed Obligations. Should the Seller default in the discharge or performance of all or any portion of the Seller Guaranteed Obligations, the obligations of Gardetto hereunder shall become immediately due and payable.
(b)    Gardetto hereby represents and warrants to the Buyer that (i) she has all power and authority to execute, deliver and perform her obligations under this Section 11.18; (ii) the execution, delivery and performance of this Agreement by her has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on her part are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by her and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of her, enforceable against her in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; and (iv) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to her knowledge, threatened by or against her with respect to any of the transactions contemplated by this Section 11.18.
(c)    Gardetto shall cause the Seller to maintain ownership of assets with a fair market value of not less than $11,700,000 at all times prior to the fifth (5th) anniversary of the Closing Date.
Section 11.19    Release by the Seller; Covenant Not To Sue.
(a)    Effective as of the Closing, the Seller, on behalf of itself and, as applicable, its Affiliates, successors and assigns (in such capacity) (the “Seller Related Parties”), hereby releases, acquits and forever discharges each of the Target Companies and their respective employees, officers, directors, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (in such capacity) (collectively, the “Target Company Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise (collectively, “Release Claims”), arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to the Closing and arising from or related in any way to the ownership, management or operation of any Target Company prior to the Closing, which the Seller or any of the Seller Related Parties has had, now has, or may have in the future against the Target Company Released Parties, whether known or unknown, except only the Seller Excluded Claims (the foregoing release being the “Seller Release”).
(b)    For the purpose of the Seller Release, “Seller Excluded Claims” means any Release Claims by the Seller or any Seller Related Party arising under (i) his, her or its rights under the Seller Release, this Agreement and any Ancillary Documents, (ii) claims for indemnity under the Target Companies Charter Documents, (iii) any rights under any policy of insurance carried by the Target Companies (including the tail insurance policy pursuant to Section 7.07(b)) and (iv) any right to payment of any vested accrued benefits under employee benefit plans.
(c)    The Seller hereby agrees not to, and to use its commercially reasonable efforts to cause the Seller Related Parties not to, directly assert, or file, commence, institute or cause to be commenced any Action of any kind against any of the Target Company Released Parties in respect of, any Release Claims released by the Seller Release.
Section 11.20    Release by the Target Companies; Covenant Not To Sue
(a)    Effective as of the Closing, each Target Company, on behalf of itself and, as applicable, its Representatives, successors and assigns (in such capacity) (the “Target Company Related Parties”), hereby releases, acquits and forever discharges the Seller and its trustees, beneficiaries, representatives, agents, successors, predecessors, affiliates, attorneys and assigns in such capacity and Gardetto and her heirs, representatives, agents, successors, affiliates, attorneys and assigns in such capacity (collectively, the “Seller Released Parties”), from any and all Release Claims arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to the Closing and arising from or related in any way to the ownership, management or operation of any Target Company prior to the Closing, which any of the Target Companies or any of the Target Company Related Parties has had, now has, or may have in the future against the Seller Released Parties, whether known or unknown, except only the Target Company Excluded Claims (the foregoing release being the “Target Company Release”).
(b)    For the purpose of the Target Company Release, “Target Company Excluded Claims” means any Release Claims by any Target Company Related Party arising under his, her or its rights under the Target Company Release, this Agreement and any Ancillary Documents.
(c)    Each of the Target Companies hereby agrees not to, and to use its commercially reasonable efforts to cause the Target Company Related Parties not to, directly assert, or file, commence, institute or cause to be commenced any Action of any kind against any of the Target Company Released Parties in respect of, any Release Claims released by the Target Company Release.
* * * * *

IN WITNESS WHEREOF, the Parties have executed this Stock and Membership Interest Purchase Agreement as of the date first written above.

S-L SNACKS NATIONAL, LLC

By:	/s/ Rick D. Puckett
Name: Title:	Rick D. Puckett Executive Vice President and Chief Financial Officer

SNYDER'S-LANCE, INC.,
solely for purposes of Section 11.17 hereof

By:	/s/ Rick D. Puckett
Name: Title:	Rick D. Puckett Executive Vice President, Chief Financial Officer and Treasurer

Signature page for Stock and Membership Interest Purchase Agreement

BAPTISTA'S BAKERY, INC.

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

5C INVESTMENTS, LLC

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

NANNETTE M. GARDETTO 1994 TRUST

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Trustee

/s/ Nannette M. Gardetto
Nannette M. Gardetto
solely for purposes of Section 11.18 hereof

Signature page for Stock and Membership Interest Purchase Agreement

Omitted Schedules*
EXHIBITS

Exhibit A – Indemnification Escrow Agreement
Exhibit B – Sample Working Capital
Exhibit C – Working Capital Escrow Agreement
Exhibit D – Purchase Price Allocation
Exhibit E – Personal Assets
Exhibit F – Form of Non-Competition Agreement
Exhibit A to Exhibit G – CapEx Reimbursement Agreement

SCHEDULES

Schedule 1.1(a) – Record owners of Target Companies
Schedule 3.03 – Noncontravention
Schedule 3.04 – Capitalization
Schedule 3.07(a) – Financial Statements of BBI
Schedule 3.07(b) – Financial Statements of 5C Investments
Schedule 3.08 – Absence of Changes
Schedule 3.09 – Legal Compliance; Permits
Schedule 3.10 – Real Property
Schedule 3.12(a) – Registered Intellectual Property
Schedule 3.12(b) – Intellectual Property Licenses
Schedule 3.12(c) – Intellectual Property Rights
Schedule 3.12(d) – Intellectual Property Infringement
Schedule 3.12(e) – Intellectual Property Disputes
Schedule 3.13(a) – Contracts and Commitments
Schedule 3.13(b) – Material Contracts
Schedule 3.14 – Insurance
Schedule 3.15 – Litigation
Schedule 3.16(a) – Ownership of Assets
Schedule 3.17–Accounts Receivable
Schedule 3.18–Products
Schedule 3.19 – Inventory
Schedule 3.20(b) –Employees
Schedule 3.20(e) – Terminated Employees
Schedule 3.21(a) – Employee Benefit Plans
Schedule 3.21(b) – 401(a) Employee Benefit Plans
Schedule 3.21(f) – Obligations Under Employee Benefit Plans
Schedule 3.22 – Environmental Matters
Schedule 3.23 – Affiliate Transactions
Schedule 3.24 – Undisclosed Liabilities
Schedule 3.25 – Customers and Suppliers
Schedule 3.26 – Product Liability; Product Warranty
Schedule 3.27 – Indebtedness
Schedule 3.28 – Acceleration of Rights and Benefits
Schedule 3.29 – Bank Accounts
Schedule 7.12(b) – Community Support
*The listed Exhibits and Schedules have been omitted from this Exhibit 2.1 to Form 8-K pursuant to Item 601(b)(2) of Regulation S-K. Snyder's-Lance hereby undertakes to furnish supplementally copies of any of the omitted Exhibits or Schedules upon request by the SEC.

Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277

June 13, 2014

Nannette M. Gardetto 1994 Trust
Baptista’s Bakery, Inc.
5C Investments LLC
c/o Nannette M. Gardetto
9715 North Columbia Drive
Mequon, WI 53092

Re:    Letter Agreement (this “Agreement”) Regarding Product Recall Matters

Dear Nan:
Reference is hereby made to that certain Stock and Membership Interest Purchase Agreement, dated May 6, 2014, by and among Baptista’s Bakery, Inc., 5C Investments LLC, Nannette M. Gardetto 1994 Trust, Nannette M. Gardetto (soley for purposes of Section 11.18), S-L Snacks National, LLC and Snyder’s-Lance, Inc. (solely for purposes of Section 11.17) (as amended, the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement. Unless otherwise provided herein, all references in this Agreement to any section shall refer to the applicable section of the Purchase Agreement.
On June 6, 2014, the Seller provided an update to the Disclosure Schedules under the Purchase Agreement (the “June 6 Update”). The June 6 Update described a product recall resulting from ingredients produced by a supplier of BBI, Kerry Ingredients, and is more fully described in item #5 on Schedule 3.18 of the Disclosure Schedules (the “Product Recall”).
While the Seller expects BBI to be indemnified by Kerry Ingredients for all losses incurred as a result of the Product Recall, as between Buyer and the Seller, the parties agree that the Seller shall indemnify, defend and hold harmless each Buyer Indemnified Party from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from the Product Recall. Such Damages shall not be subject to or limited by the individual claim threshold in Section 10.04(a) or the Deductible Amount in Section 10.04(b); provided, that for clarification, the one year survival period set forth in Section 10.01, the Indemnity Cap in Section 10.04(c) and the aggregate cap of the total cash proceeds received by Seller pursuant to the Purchase Agreeement described in the last sentence of Section 10.04(c) shall continue to apply to any claims for Damages under this Agreement. Except to the extent modified by this Agreement, the provisions of Article X of the Purchase Agreement shall apply to any claim for Damages by Buyer with respect to the Product Recall.
Furthermore, the parties have agreed that any Damages incurred by Buyer with respect to the Product Recall shall be satisfied by claiming such amount under the Indemnification Escrow Funds. For the avoidance of doubt, to the extent any Buyer Indemnified Party (including, following the Closing, BBI) receives any reimbursement from Kerry Ingredients or from product recall or liability insurance for amounts which such Buyer Indemnified Party has previously recovered from the Seller (whether through the Indemnification Escrow Funds or otherwise), Buyer shall promptly cause such amounts to be paid to the Seller.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF or other electronic means shall have the same force and effect as original signatures delivered in person. All parties hereto acknowledge and agree that this Agreement satisfies the requirements of Section 11.10 and amends and modifies the Purchase Agreement to the extent described herein. All other provisions of the Purchase Agreement shall remain in effect.
[signature page follows]

Sincerely,

SNYDER'S-LANCE, INC.

By:	/s/ Rick D. Puckett
Name:	Rick D. Puckett
Title:	Executive Vice President and Chief Financial Officer

Acknowledged and agreed to in all respects as of the date first above written:

BAPTISTA'S BAKERY, INC.

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

5C INVESTMENTS LLC

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

NANNETTE M. GARDETTO 1994 TRUST

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Trustee

EXHIBIT G

CAPITAL EXPENDITURE REIMBURSEMENT AGREEMENT
THIS CAPITAL EXPENDITURE REIMBURSEMENT AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2014, by and among Baptista’s Bakery, Inc., a Wisconsin corporation (“BBI”), 5C Investments, LLC, a Wisconsin limited liability company (“5C Investments” and, together with BBI, the “Target Companies”), Nannette M. Gardetto 1994 Trust, a trust organized under the laws of the State of Wisconsin (the “Seller”), S-L Snacks National, LLC, a North Carolina limited liability company (“Buyer”), and Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”) (solely for purposes of Section 3.9). Buyer, Parent, the Target Companies, Gardetto and the Seller are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”
STATEMENT OF PURPOSE
The Parties are party to that Stock and Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby Buyer has agreed to acquire all of the issued and outstanding equity of the Target Companies (the “Acquisition”). In connection with the Acquisition, Buyer has agreed to reimburse the Seller for certain capital expenditures made by the Target Companies prior to the Closing Date.
NOW, THEREFORE, in consideration of the promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS

“CapEx Reimbursement Amount” means an amount (whether positive or negative) equal to (i) fifty percent (50%) of the Qualified Capital Expenditures of the Target Companies up to the CapEx Target; plus (ii) if the Qualified Capital Expenditures exceed the CapEx Target, one hundred percent (100%) of the amount of such excess; minus (iii) if the Qualified Capital Expenditures are less than the CapEx Target, 50% of the amount by which the CapEx Target exceeds the Qualified Capital Expenditures.
“CapEx Reimbursement Report” has the meaning set forth in Section 2.1.
“CapEx Target” means an amount equal to $13,348,000.
“Qualified Capital Expenditures” means the amount of capital expenditures, determined on a cash basis in accordance with past practice, that have been both incurred and (i) actually paid; (ii) capitalized in accordance with GAAP; or (iii) subject to any committed deferred purchase price or loan agreement with or from a vendor and included in the determination of Indebtedness in the Purchase Agreement by any Target Company during the Reimbursement Period, but only to the extent such capital expenditures are contemplated with respect to the projects set forth on Exhibit A (and such determination will be done on a project by project basis). Capital expenditures made by any Target Company during the Reimbursement Period which are not contemplated on Exhibit A shall not be deemed to be “Qualified Capital Expenditures” unless such capital expenditures have been made with the prior written approval of Buyer.
“Reimbursement Period” means the period beginning December 29, 2013 and ending on the Closing Date.

All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
SECTION 2
REIMBURSEMENT OBLIGATIONS

2.1    CapEx Reimbursement Report. At least three (3) Business Days prior to the Closing Date, the Seller shall prepare and submit in good faith to Buyer a report (the “CapEx Reimbursement Report”) containing an itemized list of the Qualified Capital Expenditures, together with its calculation of the CapEx Reimbursement Amount. Upon the delivery of the CapEx Reimbursement Report, the Seller shall be deemed to have represented to Buyer as of the date of such delivery that the information contained in such CapEx Reimbursement Report is true, correct and complete. Prior to the Closing Date, the Seller shall provide Buyer with copies of relevant supporting documentation and all other information reasonably requested by Buyer in order to verify the Qualified Capital Expenditures and the CapEx Reimbursement Amount. Prior to the Closing Date, Buyer shall be entitled in good faith to review, comment on and request reasonable changes (supported by reasonable documentation) to the CapEx Reimbursement Report, and the Seller and the Target Companies shall cooperate with Buyer and its Representatives in connection therewith. Prior to the Closing Date, the Seller shall consider Buyer’s proposed changes to the CapEx Reimbursement Report in good faith, but if the Parties cannot agree prior to the Closing Date, then the amounts set forth in the Seller’s CapEx Reimbursement Report shall be accepted and used for purposes of Closing. If Buyer disagrees with the Seller’s determination of the CapEx Reimbursement Amount as used at Closing (a “Dispute”), then such Dispute shall be resolved according to the procedures set forth in Section 2.06(b) of the Purchase Agreement (except that, for purposes of this Agreement, all references to Buyer in Section 2.06(b) of the Purchase Agreement shall refer to the Seller and all references to the Seller therein shall refer to Buyer).
2.2    Payment of Reimbursement Amount. At the Closing, (a) if the CapEx Reimbursement Amount is positive, Buyer shall pay to the Seller the CapEx Reimbursement Amount or (b) if the CapEx Reimbursement Amount is negative, the Seller shall pay to Buyer the CapEx Reimbursement Amount (as if such CapEx Reimbursement Amount was a positive number) of the Closing Consideration pursuant to Section 2.01 of the Purchase Agreement by wire transfer of immediately available funds to a bank account designated by the other Party.
SECTION 3
GENERAL PROVISIONS

3.1    Entire Agreement. This Agreement (including the Exhibits), together with the Purchase Agreement, constitute the entire agreement among the Parties with respect to the subject matter contained herein, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
3.2    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned (i) by any Party other than Buyer without the prior written consent of Buyer or (ii) by Buyer without the written consent of the Seller.
3.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

2

3.4    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.Notices. All notices, requests, consents, waivers and other communications hereunder must be given pursuant to the provisions of Section 11.07 of the Purchase Agreement.
3.6    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
3.7    Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller or, in the case of a waiver, by Buyer or the Seller, as the case may be, waiving compliance. No waiver by any Party of any default, misrepresentation or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
3.8    Tax Treatment. Each of the Parties agrees to treat, for all U.S. federal income Tax purposes (but not necessarily otherwise for accounting or financial reporting purposes), payments under this Agreement as a modification of the payment of purchase price under the Purchase Agreement, except as otherwise required by applicable Law.
3.9    Parent Guaranty. Parent’s guaranty provisions of Section 11.17 of the Purchase Agreement apply to Buyer’s obligations under this Agreement and are hereby incorporated herein by reference.
3.10    Termination. If the Purchase Agreement is terminated by any Party pursuant to Article IX of the Purchase Agreement, then this Agreement shall also be simultaneously and automatically terminated without further deed or action by any Party.
[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the Parties have executed this Capital Expenditure Reimbursement Agreement as of the date first above written.

S-L SNACKS NATIONAL, LLC

By:	/s/ Rick D. Puckett
Name: Title:	Rick D. Puckett Executive Vice President and Chief Financial Officer

SNYDER'S-LANCE, INC.
soley for purposes of Section 3.9 hereof

By:	/s/ Rick D. Puckett
Name: Title:	Rick D. Puckett Executive Vice President and Chief Financial Officer

BAPTISTA'S BAKERY, INC.

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

5C INVESTMENTS, LLC

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Chief Executive Officer

NANNETTE M. GARDETTO 1994 TRUST

By:	/s/ Nannette M. Gardetto
Name: Title:	Nannette M. Gardetto Trustee

[SIGNATURE PAGE TO CAPITAL EXPENDITURE REIMBURSEMENT AGREEMENT]

AMENDMENT TO CAPITAL EXPENDITURE REIMBURSEMENT AGREEMENT

THIS AMENDMENT TO CAPITAL EXPENDITURE REIMBURSEMENT AGREEMENT (this “Amendment”), dated June 13, 2014 (the “Effective Time”), is entered into by and between the Nannette M. Gardetto 1994 Trust, a trust organized under the laws of the State of Wisconsin (the “Seller”), and S-L Snacks National, LLC, a North Carolina limited liability company (“Buyer”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, BBI, 5C Investments, the Seller, Buyer, and Parent entered into a Capital Expenditure Reimbursement Agreement, dated May 6, 2014 (the “Agreement”); and

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the Parties agree as follows:

I.    Amendment to Agreement.

A.Exhibit A. Exhibit A to the Agreement is hereby deleted and replaced in its entirety by the revised Exhibit A attached to this Amendment.

II. Remaining Agreement; Counterparts; Effectiveness. Except as otherwise expressly set forth herein, all other terms of the Agreement remain unchanged and in full force and effect. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of a facsimile or .pdf copy of a manually signed signature to this Amendment shall be deemed to be valid execution of this Amendment by such signatory.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Capital Expenditure Reimbursement Agreement as of the date first above written.

NANNETTE M. GARDETTO 1994 TRUST		S-L SNACKS NATIONAL, LLC

By:	/s/ Nannette M. Gardetto	By:	/s/ Rick D. Puckett
Name: Title:	Nannette M. Gardetto Trustee	Name: Title:	Rick D. Puckett Executive Vice President and Chief Financial Officer

[Signature Page to Amendment to CapEx Reimbursement Agreement]